AGREEMENT OF EXCHANGE

                               DATED AS OF DECEMBER 22, 1993

                                       BY AND AMONG

                                   STUART MEDICAL, INC.,

                                   OWENS & MINOR, INC.,

                                     OMI HOLDING, INC.

                                            and

                                  CERTAIN SHAREHOLDERS OF

                                   STUART MEDICAL, INC.



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                                     TABLE OF CONTENTS













                                   ARTICLE I
                                  Definitions

      1.01  "Affiliate". . . . . . . . . . . . . . . . . . . . . . . . . .   1
      1.02  "Agreement". . . . . . . . . . . . . . . . . . . . . . . . . .   1
      1.03  "BCL". . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
      1.04  "Balance Sheet Deficiency" . . . . . . . . . . . . . . . . . .   2
      1.05  "Balance Sheet Holdback Shares". . . . . . . . . . . . . . . .   2
      1.06  "CERCLA" . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
      1.07  "Certificates" . . . . . . . . . . . . . . . . . . . . . . . .   2
      1.08  "Closing". . . . . . . . . . . . . . . . . . . . . . . . . . .   2
      1.09  "Closing Balance Sheet". . . . . . . . . . . . . . . . . . . .   2
      1.10  "Code" . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
      1.11  "Competing Transaction". . . . . . . . . . . . . . . . . . . .   2
      1.12  "Contracts". . . . . . . . . . . . . . . . . . . . . . . . . .   2
      1.13  "E&Y". . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
      1.14  "Effective Time" . . . . . . . . . . . . . . . . . . . . . . .   2
      1.15  "ERISA". . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
      1.16  "ERISA Affiliate". . . . . . . . . . . . . . . . . . . . . . .   3
      1.17  "Exchanges". . . . . . . . . . . . . . . . . . . . . . . . . .   3
      1.18  "Exchange Act" . . . . . . . . . . . . . . . . . . . . . . . .   3
      1.19  "First C Year" . . . . . . . . . . . . . . . . . . . . . . . .   3
      1.20  "GAAP" . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3











      1.21  "Hazardous Materials". . . . . . . . . . . . . . . . . . . . .   3
      1.22  "HSR Act". . . . . . . . . . . . . . . . . . . . . . . . . . .   3
      1.23  "Intellectual Property". . . . . . . . . . . . . . . . . . . .   3
      1.24  "J.P. Morgan". . . . . . . . . . . . . . . . . . . . . . . . .   3
      1.25  "Knowledge". . . . . . . . . . . . . . . . . . . . . . . . . .   3
      1.26  "KPMG" . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
      1.27  "Last SMI Year". . . . . . . . . . . . . . . . . . . . . . . .   3
      1.28  "Law". . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
      1.29  "Leased Property". . . . . . . . . . . . . . . . . . . . . . .   3
      1.30  "Losses" . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
      1.31  "Midwest". . . . . . . . . . . . . . . . . . . . . . . . . . .   4
      1.32  "Midwest Accounts Receivable". . . . . . . . . . . . . . . . .   4
      1.33  "Midwest Acquisition". . . . . . . . . . . . . . . . . . . . .   4
      1.34  "Net Worth Deficiency" . . . . . . . . . . . . . . . . . . . .   4
      1.35  "Notice of Objection". . . . . . . . . . . . . . . . . . . . .   4
      1.36  "O&M". . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
      1.37  "O&M Holding". . . . . . . . . . . . . . . . . . . . . . . . .   4
      1.38  "O&M Articles of Exchange" . . . . . . . . . . . . . . . . . .   4
      1.39  "O&M Common Stock" . . . . . . . . . . . . . . . . . . . . . .   4
      1.40  "O&M Disclosure Schedule". . . . . . . . . . . . . . . . . . .   4











      1.41  "O&M Exchange" . . . . . . . . . . . . . . . . . . . . . . . .   4
      1.42  "O&M Financial Statements" . . . . . . . . . . . . . . . . . .   4
      1.43  "O&M Holding Common Stock" . . . . . . . . . . . . . . . . . .   4
      1.44  "O&M Holding Preferred Stock". . . . . . . . . . . . . . . . .   5
      1.45  "O&M's Indemnitees". . . . . . . . . . . . . . . . . . . . . .   5
      1.46  "O&M Plan of Exchange" . . . . . . . . . . . . . . . . . . . .   5
      1.47  "O&M Shareholders' Meeting". . . . . . . . . . . . . . . . . .   5
      1.48  "O&M Subsidiaries" . . . . . . . . . . . . . . . . . . . . . .   5
      1.49  "PBGC" . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
      1.50  "Pension Plans". . . . . . . . . . . . . . . . . . . . . . . .   5
      1.51  "Permitted Liens". . . . . . . . . . . . . . . . . . . . . . .   5
      1.52  "Phantom Stock Plans". . . . . . . . . . . . . . . . . . . . .   5
      1.53  "Proxy Statement/Prospectus" . . . . . . . . . . . . . . . . .   5
      1.54  "Qualified Pension Plan" . . . . . . . . . . . . . . . . . . .   5
      1.55  "RCRA" . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
      1.56  "Real Property". . . . . . . . . . . . . . . . . . . . . . . .   5
      1.57  "Registration Rights Agreement". . . . . . . . . . . . . . . .   6
      1.58  "Related Agreements" . . . . . . . . . . . . . . . . . . . . .   6
      1.59  "Review Auditors". . . . . . . . . . . . . . . . . . . . . . .   6
      1.60  "SMI". . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
      1.61  "SMI 401(k) Plan". . . . . . . . . . . . . . . . . . . . . . .   6
      1.62  "SMI Articles of Exchange" . . . . . . . . . . . . . . . . . .   6
      1.63  "SMI Common Stock" . . . . . . . . . . . . . . . . . . . . . .   6
      1.64  "SMI Current Balance Sheet". . . . . . . . . . . . . . . . . .   6
      1.65  "SMI Disclosure Schedule". . . . . . . . . . . . . . . . . . .   6
      1.66  "SMI Exchange" . . . . . . . . . . . . . . . . . . . . . . . .   6
      1.67  "SMI Exchange Consideration" . . . . . . . . . . . . . . . . .   6
      1.68  "SMI Financial Statements" . . . . . . . . . . . . . . . . . .   6
      1.69  "SMI Funding". . . . . . . . . . . . . . . . . . . . . . . . .   6
      1.70  "SMI Plan of Exchange" . . . . . . . . . . . . . . . . . . . .   6
      1.71  "Sale and Administration Agreement". . . . . . . . . . . . . .   7
      1.72  "SEC". . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
      1.73  "SEC Reports". . . . . . . . . . . . . . . . . . . . . . . . .   7
      1.74  "Securities Act" . . . . . . . . . . . . . . . . . . . . . . .   7
      1.75  "Series B Preferred Stock" . . . . . . . . . . . . . . . . . .   7











      1.76  "Severance Agreements" . . . . . . . . . . . . . . . . . . . .   7
      1.77  "Shareholder" or "Shareholders". . . . . . . . . . . . . . . .   7
      1.78  "Shareholders' Indemnitees". . . . . . . . . . . . . . . . . .   7
      1.79  "Shareholders' Representative" . . . . . . . . . . . . . . . .   7
      1.80  "Specialty". . . . . . . . . . . . . . . . . . . . . . . . . .   7
      1.81  "Specialty Litigation" . . . . . . . . . . . . . . . . . . . .   7
      1.82  "Specialty Obligations". . . . . . . . . . . . . . . . . . . .   7
      1.83  "Subordinated Note". . . . . . . . . . . . . . . . . . . . . .   7
      1.84  "Subordinated Note Holdback Shares". . . . . . . . . . . . . .   7











      1.85  "Transfer" . . . . . . . . . . . . . . . . . . . . . . . . . .   8
      1.86  "VHA". . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
      1.87  "VSCA" . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
      1.88  "Welfare Plans". . . . . . . . . . . . . . . . . . . . . . . .   8


                                  ARTICLE II
                                  The Closing

      2.01  The Exchanges. . . . . . . . . . . . . . . . . . . . . . . . .   8
      2.02  Closing; Filing of Articles of Exchange. . . . . . . . . . . .   8
      2.03  Holdback Shares. . . . . . . . . . . . . . . . . . . . . . . .   8
      2.04  Voting of Holdback Shares; Dividends; Interest . . . . . . . .   9
      2.05  Closing Balance Sheet. . . . . . . . . . . . . . . . . . . . .  10


                                  ARTICLE III
                                 The Exchanges


                                  ARTICLE IV
                  Representations of SMI and the Shareholders

      4.01  Existence and Good Standing. . . . . . . . . . . . . . . . . .  12
      4.02  Authorization. . . . . . . . . . . . . . . . . . . . . . . . .  13
      4.03  No Conflict. . . . . . . . . . . . . . . . . . . . . . . . . .  13
      4.04  Capitalization . . . . . . . . . . . . . . . . . . . . . . . .  13
      4.05  Subsidiaries, Affiliated Companies and
            Investments. . . . . . . . . . . . . . . . . . . . . . . . . .  14
      4.06  Financial Statements . . . . . . . . . . . . . . . . . . . . .  14
      4.07  No Material Adverse Changes. . . . . . . . . . . . . . . . . .  14
      4.08  Books and Records. . . . . . . . . . . . . . . . . . . . . . .  16
      4.09  Governmental Authorization . . . . . . . . . . . . . . . . . .  16
      4.10  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .  16
      4.11  Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . .  17
      4.12  Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
      4.13  Personal Property, Inventory and Accounts
            Receivable . . . . . . . . . . . . . . . . . . . . . . . . . .  18
      4.14  Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . .  18
      4.15  Obligations for Money Borrowed . . . . . . . . . . . . . . . .  19
      4.16  Employment Agreements and Benefits . . . . . . . . . . . . . .  19
      4.17  Employee Benefit Plans . . . . . . . . . . . . . . . . . . . .  19
      4.18  Employee Relations . . . . . . . . . . . . . . . . . . . . . .  21
      4.19  Transactions with Affiliates . . . . . . . . . . . . . . . . .  21
      4.20  Environmental Compliance . . . . . . . . . . . . . . . . . . .  21
      4.21  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . .  22






















      4.22  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . .  23
      4.23  Absence of Certain Practices . . . . . . . . . . . . . . . . .  24
      4.24  Compliance with Laws . . . . . . . . . . . . . . . . . . . . .  24
      4.25  Certain Obligations. . . . . . . . . . . . . . . . . . . . . .  24
      4.26  Pricing Audits . . . . . . . . . . . . . . . . . . . . . . . .  24
      4.27  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . .  24
      4.28  Broker's or Finder's Fees. . . . . . . . . . . . . . . . . . .  24


                                   ARTICLE V
                            Representations of O&M

      5.01  Existence and Good Standing. . . . . . . . . . . . . . . . . .  25
      5.02  Authorization. . . . . . . . . . . . . . . . . . . . . . . . .  25
      5.03  No Conflict. . . . . . . . . . . . . . . . . . . . . . . . . .  25
      5.04  Capitalization . . . . . . . . . . . . . . . . . . . . . . . .  26
      5.05  Subsidiaries, Affiliated Companies and
            Investments. . . . . . . . . . . . . . . . . . . . . . . . . .  26
      5.06  Financial Statements . . . . . . . . . . . . . . . . . . . . .  26
      5.07  No Changes . . . . . . . . . . . . . . . . . . . . . . . . . .  26
      5.08  Books and Records. . . . . . . . . . . . . . . . . . . . . . .  27
      5.09  Governmental Authorization . . . . . . . . . . . . . . . . . .  27
      5.10  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .  27
      5.11  Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . .  27
      5.12  Compliance with Laws . . . . . . . . . . . . . . . . . . . . .  27
      5.13  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . .  27
      5.14  Securities Reports . . . . . . . . . . . . . . . . . . . . . .  28
      5.15  Broker's or Finder's Fees. . . . . . . . . . . . . . . . . . .  28

                                  ARTICLE VI
                Conduct of Businesses and Certain Other Actions
                          Pending the Effective Time

      6.01  Access to Information Concerning Properties and
            Records for Due Diligence Review . . . . . . . . . . . . . . .  28
      6.02  Obligations Concerning Confidentiality . . . . . . . . . . . .  29
      6.03  Conduct of Business by SMI Pending the Effective
            Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
      6.04  HSR Act Filings. . . . . . . . . . . . . . . . . . . . . . . .  31
      6.05  No Shopping. . . . . . . . . . . . . . . . . . . . . . . . . .  31
      6.06  Shareholders Meeting . . . . . . . . . . . . . . . . . . . . .  32
      6.07  Certain Notices. . . . . . . . . . . . . . . . . . . . . . . .  32
      6.08  Consents and Approvals . . . . . . . . . . . . . . . . . . . .  32
      6.09  Proxy Statement/Prospectus . . . . . . . . . . . . . . . . . .  33
      6.10  Shareholders Meeting; Proxy Statement/Prospectus . . . . . . .  33
      6.11  Certain Notices. . . . . . . . . . . . . . . . . . . . . . . .  33
      6.12  Consents and Approvals . . . . . . . . . . . . . . . . . . . .  34
      6.13  Severance Agreements . . . . . . . . . . . . . . . . . . . . .  34
      6.14  Phantom Stock Plans. . . . . . . . . . . . . . . . . . . . . .  34
      6.15  SMI Funding. . . . . . . . . . . . . . . . . . . . . . . . . .  34
      6.16  Supply Agreement . . . . . . . . . . . . . . . . . . . . . . .  35
      6.17  Servicing Agreements . . . . . . . . . . . . . . . . . . . . .  35
      6.18  Midwest Acquisition. . . . . . . . . . . . . . . . . . . . . .  35











      6.19  Fixed Assets Inventory . . . . . . . . . . . . . . . . . . . .  35













                                  ARTICLE VII
        Conditions Precedent to Obligations of SMI and the Shareholders

      7.01  O&M Obligations. . . . . . . . . . . . . . . . . . . . . . . .  36
      7.02  Accuracy of Representations and Warranties . . . . . . . . . .  36
      7.03  Consents and Approvals . . . . . . . . . . . . . . . . . . . .  36
      7.04  Court Orders . . . . . . . . . . . . . . . . . . . . . . . . .  36
      7.05  HSR Act. . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
      7.06  Actions and Proceedings. . . . . . . . . . . . . . . . . . . .  36
      7.07  O&M Shareholder Vote . . . . . . . . . . . . . . . . . . . . .  37
      7.08  Completion of Investigation. . . . . . . . . . . . . . . . . .  37
      7.09  Deliveries at Closing. . . . . . . . . . . . . . . . . . . . .  37

                                 ARTICLE VIII
        Conditions Precedent to the Obligations of O&M and O&M Holding

      8.01  SMI and Shareholders Obligations . . . . . . . . . . . . . . .  38
      8.02  Accuracy of Representations and Warranties . . . . . . . . . .  38
      8.03  Consents and Approvals . . . . . . . . . . . . . . . . . . . .  38
      8.04  Court Orders . . . . . . . . . . . . . . . . . . . . . . . . .  38
      8.05  HSR Act. . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
      8.06  Actions and Proceedings. . . . . . . . . . . . . . . . . . . .  38
      8.07  O&M Shareholder Vote . . . . . . . . . . . . . . . . . . . . .  39
      8.08  Opinion of J. P. Morgan. . . . . . . . . . . . . . . . . . . .  39
      8.09  Completion of Investigation. . . . . . . . . . . . . . . . . .  39
      8.10  VHA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
      8.11  Opinion Concerning Certain Tax Matters . . . . . . . . . . . .  39
      8.12  Title to Real Property . . . . . . . . . . . . . . . . . . . .  39
      8.13  Environmental Matters. . . . . . . . . . . . . . . . . . . . .  39
      8.14  Refinancing of SMI Indebtedness; Additional O&M
            Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . .  40
      8.15  Registration Statement . . . . . . . . . . . . . . . . . . . .  40
      8.16  Deliveries at Closing. . . . . . . . . . . . . . . . . . . . .  40


                                  ARTICLE IX
                              Indemnification and
                             Additional Agreements

      9.01  The Shareholders' Indemnity. . . . . . . . . . . . . . . . . .  41
      9.02  O&M's Indemnity. . . . . . . . . . . . . . . . . . . . . . . .  43











      9.03  Acquisition for Investment; Transfer Limitations . . . . . . .  44
      9.04  Right of First Refusal . . . . . . . . . . . . . . . . . . . .  44
      9.05  Standstill . . . . . . . . . . . . . . . . . . . . . . . . . .  46
      9.06  Voting Agreement . . . . . . . . . . . . . . . . . . . . . . .  47
      9.07  Noncompetition Covenant. . . . . . . . . . . . . . . . . . . .  48
      9.08  Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . . .  48
      9.09  Board Nominee. . . . . . . . . . . . . . . . . . . . . . . . .  49
      9.10  Financial Statements . . . . . . . . . . . . . . . . . . . . .  49
      9.11  Tax Status of Exchanges. . . . . . . . . . . . . . . . . . . .  49
      9.12  Shareholders' Representative . . . . . . . . . . . . . . . . .  50
      9.13  Books and Records. . . . . . . . . . . . . . . . . . . . . . .  50
      9.14  Phantom Stock Plans. . . . . . . . . . . . . . . . . . . . . .  50
      9.15  New York Stock Exchange Listing Application. . . . . . . . . .  51











      9.16  Midwest Accounts Receivable Guarantee. . . . . . . . . . . . .  51

                                   ARTICLE X
                       Termination, Amendment and Waiver

      10.01       Termination. . . . . . . . . . . . . . . . . . . . . . .  51
      10.02       Effect of Termination. . . . . . . . . . . . . . . . . .  52
      10.03       Post-Termination Covenants . . . . . . . . . . . . . . .  52


                                  ARTICLE XI
                              General Provisions

      11.01       Expenses . . . . . . . . . . . . . . . . . . . . . . . .  53
      11.02       Break-up Fee.. . . . . . . . . . . . . . . . . . . . . .  53
      11.03       Publicity. . . . . . . . . . . . . . . . . . . . . . . .  53
      11.04       Further Assurances . . . . . . . . . . . . . . . . . . .  54
      11.05       Notices. . . . . . . . . . . . . . . . . . . . . . . . .  54
      11.06       Descriptive Headings . . . . . . . . . . . . . . . . . .  55
      11.07       Parties in Interest. . . . . . . . . . . . . . . . . . .  56
      11.08       Severability . . . . . . . . . . . . . . . . . . . . . .  56
      11.09       Miscellaneous. . . . . . . . . . . . . . . . . . . . . .  56
      11.10       Counterparts . . . . . . . . . . . . . . . . . . . . . .  56
      11.11       Amendment. . . . . . . . . . . . . . . . . . . . . . . .  56
      11.12       Waiver . . . . . . . . . . . . . . . . . . . . . . . . .  56

Exhibit A   O&M Plan of Exchange
Exhibit B   Registration Rights Agreement
Exhibit C   SMI Plan of Exchange
Exhibit D   Series B Preferred Stock Terms
Exhibit E   Opinion of Hunton & Williams











Exhibit F   Opinion of Cohen & Grigsby, P.C.
Exhibit G   Opinion of Counsel to the Shareholders

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SMI Disclosure Schedule

Item 1.23   Intellectual Property
Item 1.29   Leased Property
Item 1.56   Real Property
Item 1.76   Severance Agreements
Item 4.03   Consents, etc.
Item 4.04   Capitalization of SMI
Item 4.07   Material Adverse Changes
Item 4.10A        Litigation
Item 4.10B        Specialty Litigation
Item 4.14   Contracts
Item 4.15   Obligations for Money Borrowed
Item 4.16   Employment Agreements
Item 4.17   Employee Benefit Plans
Item 4.18   Employee Relations
Item 4.19   Transactions with Affiliates
Item 4.21   Tax Matters
Item 4.22   Insurance











Item 4.24   Compliance with Laws
Item 4.26   Pricing Audits


O&M Disclosure Schedule

Item 1.48   O&M Subsidiaries
Item 5.03   Consents, etc.
Item 5.10   Litigation
Item 5.12   Compliance with Laws

                                   AGREEMENT OF EXCHANGE


      AGREEMENT OF EXCHANGE (this "Agreement"), dated as of December 22, 1993, among Stuart Medical, Inc., a Pennsylvania corporation ("SMI"), Owens &











Minor, Inc., a Virginia corporation ("O&M"), OMI Holding, Inc., a Virginia corporation ("O&M Holding"), and Henry L. Hillman, Elsie H. Hillman and C. G. Grefenstette, Trustees under the Henry L. Hillman Trust under agreement of trust dated November 18, 1985, Juliet Lea Hillman Simonds, Audrey Hillman Fisher, Henry L. Hillman, Jr., William T. Hillman, Howard B. Hillman and Tatnall L. Hillman, each a shareholder of SMI (each, a "Shareholder", and collectively, the "Shareholders").

      WHEREAS, SMI, O&M Holding and the Shareholders desire to effect a share exchange pursuant to which all outstanding shares of SMI Common Stock will be exchanged for 1,150,000 shares of Series B Preferred Stock and $40,200,000 to be allocated among the holders of SMI Common Stock in accordance with their elections pursuant to the SMI Plan of Exchange;

      WHEREAS, O&M and O&M Holding desire to effect a share exchange pursuant to which each outstanding share of O&M Common Stock will be exchanged for one share of O&M Holding Common Stock; and

      WHEREAS, O&M, O&M Holding, SMI and the Shareholders acknowledge that such exchanges are intended to qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound, SMI, O&M, O&M Holding and the Shareholders hereby agree as follows:


                                         ARTICLE I

                                        Definitions

      1.01 "Affiliate" shall mean, with respect to any person, any person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such person.












      1.02 "Agreement" shall mean this Agreement of Exchange and the Related Agreements, together with the Exhibits and Schedules attached hereto, including the SMI Disclosure Schedule and the O&M Disclosure Schedule, as amended from time to time in accordance with the terms hereof.

      1.03  "BCL" shall mean the Pennsylvania Business Corporation Law.

      1.04 "Balance Sheet Deficiency" shall mean the excess, if any, of (i) the sum of the amount, as of the Effective Time, of (x) any assets reflected on the Closing Balance Sheet that are not actually owned or in the possession of SMI at the Effective Time and (y) any liabilities to which SMI was subject at the Effective Time that were not reflected on the Closing Balance Sheet, over (ii) the sum of (x) the amount of any assets owned and in the possession of SMI at the Effective Time that are not reflected on the Closing Balance Sheet and (y) the amount of liabilities that as of the Effective Time were actually less than the amount reflected in respect thereof on the Closing Balance Sheet (limited, in the case of any amount described in this clause
(ii), to the extent such amounts are within the Knowledge of O&M Holding at the time any of O&M's Indemnitees makes a claim with respect to a Balance Sheet Deficiency under Section 9.01(a)(v) hereof).

      1.05 "Balance Sheet Holdback Shares" shall mean the shares of O&M Holding Preferred Stock issued and retained pursuant to Section 2.03(a) hereof.

      1.06 "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

      1.07 "Certificates" shall mean the certificates that, immediately prior to the Effective Time, represented shares of SMI Common Stock.

      1.08 "Closing" shall mean the conference held at 10:00 a.m. local time, on the date determined in accordance with Section 2.02 hereof, at the offices of Hunton & Williams, or such other time and place as the parties may mutually agree in writing.

      1.09 "Closing Balance Sheet" shall mean the audited balance sheet of SMI at the Effective Time prepared by E&Y in accordance with Section 2.05 hereof.

      1.10  "Code" shall mean the Internal Revenue Code of 1986, as amended.

      1.11  "Competing Transaction" shall have the meaning set forth in Section
6.05 hereof.

      1.12 "Contracts" shall have the meaning set forth in Section 4.14 hereof.

      1.13  "E&Y" shall mean Ernst & Young.

      1.14 "Effective Time" shall mean the effective time specified in (a) the SMI Articles of Exchange and (b) the O&M Articles of Exchange.

      1.15 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.
      1.16  "ERISA Affiliate" shall mean a trade or business, whether or not incorporated, which, with SMI, would be treated as a single employer under
Section 414 of the Code of ERISA.

      1.17 "Exchanges" shall mean, collectively, the O&M Exchange and the SMI Exchange.

      1.18 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      1.19 "First C Year" shall have the meaning set forth in Section 9.08 hereof.

      1.20 "GAAP" shall mean generally accepted accounting principles applied in a manner consistent with prior periods.

      1.21 "Hazardous Materials" shall mean (a) material defined as "hazardous substances," "hazardous wastes", "solid wastes" or "pollutants" in CERCLA, RCRA, the Clean Air Act, the Clean Water Act or similar state or local environmental statutes and (b) petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes.

      1.22 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

      1.23 "Intellectual Property" shall mean the trademarks, service marks, trade names, copyrights and other intellectual property owned or used by SMI listed on Item 1.23 of the SMI Disclosure Schedule.

      1.24  "J.P. Morgan" shall mean J.P. Morgan Securities Inc.

      1.25 "Knowledge" as to O&M and SMI shall mean the knowledge of any officer or director of such party after due investigation and as to any individual, including a Shareholder, shall mean the knowledge of such person after due investigation.

      1.26  "KPMG" shall mean KPMG Peat Marwick.

      1.27 "Last SMI Year" shall have the meaning set forth in Section 9.08 hereof.

      1.28 "Law" shall mean any federal, state, local or other law or governmental requirement of any kind, including judgments, decrees or orders, and the rules, regulations and orders promulgated thereunder.

      1.29 "Leased Property" shall mean real property leased by SMI pursuant to a Contract and listed on Item 1.29 of the SMI Disclosure Schedule.

      1.30  "Losses" shall have the meaning set forth in Section 9.01 hereof.

      1.31  "Midwest" shall mean Midwest Hospital Supply Company, Inc..

      1.32 "Midwest Accounts Receivable" shall mean the accounts receivable of Midwest that have not been sold to SMI Funding in accordance with Section











6.15(b) hereof and are reflected on the Closing Balance Sheet.












      1.33 "Midwest Acquisition" shall mean the acquisition by SMI of certain assets and the assumption of certain liabilities of Midwest in accordance with the terms and provisions of an agreement that is substantially similar to the Asset Purchase Agreement, draft of December 17, 1993, among Midwest, the shareholders of Midwest and SMI.

      1.34 "Net Worth Deficiency" shall mean the amount by which the shareholders' equity of SMI as reflected on the Closing Balance Sheet is less than $41,000,000.

      1.35  "Notice of Objection" shall have the meaning set forth in Section
2.05 hereof.

      1.36  "O&M" shall mean Owens & Minor, Inc., a Virginia corporation.

      1.37 "O&M Holding" shall mean OMI Holding, Inc., a Virginia corporation and a wholly owned subsidiary of O&M.

      1.38 "O&M Articles of Exchange" shall mean the Articles of Exchange to be filed by O&M with the Commonwealth of Virginia State Corporation Commission with respect to the O&M Plan of Exchange.

      1.39 "O&M Common Stock" shall mean the Common Stock of O&M, $2.00 par value per share.

      1.40 "O&M Disclosure Schedule" shall mean the disclosure schedule of O&M attached hereto.

      1.41 "O&M Exchange" shall mean the exchange of each outstanding share of O&M Common Stock for one share of O&M Holding Common Stock pursuant to the O&M Plan of Exchange.

      1.42  "O&M Financial Statements" shall have the meaning set forth in
Section 5.06 hereof.

      1.43 "O&M Holding Common Stock" shall mean the Common Stock of O&M Holding, $2.00 par value per share.

      1.44 "O&M Holding Preferred Stock" shall mean the 1,150,000 shares of Series B Preferred Stock to be issued to the holders of SMI Common Stock pursuant to the SMI Plan of Exchange.












      1.45 "O&M's Indemnitees" shall mean O&M, O&M Holding, SMI and their respective successors, assigns and representatives.

      1.46 "O&M Plan of Exchange" shall mean the plan of exchange with respect to the O&M Exchange attached hereto as Exhibit A.

      1.47 "O&M Shareholders' Meeting" shall mean the annual or special meeting of the holders of O&M Common Stock held and conducted in accordance with O&M's Articles of Incorporation and Bylaws, the VSCA and the proxy rules of the SEC for the approval of the transactions contemplated by this Agreement, including the O&M Plan of Exchange.

      1.48  "O&M Subsidiaries" shall mean the companies listed on Item 1.48 of the O&M Disclosure Schedule.

      1.49  "PBGC" shall mean the Pension Benefit Guaranty Corporation.

      1.50 "Pension Plans" shall have the meaning set forth in Section 4.17 hereof.

      1.51 "Permitted Liens" shall mean: (a) liens for taxes and assessments that are accrued on the SMI Current Balance Sheet or the Closing Balance Sheet, as the case may be, that are not due and payable; (b) liens securing indebtedness reflected on the SMI Current Balance Sheet; and (c) carrier's, warehousemen's, mechanic's, materialmen's, repairmen's or other like liens arising in the ordinary course of business and in respect of obligations which are not due.

      1.52 "Phantom Stock Plans" shall mean, collectively, the 1993 Phantom Stock Plan for Senior Management and the Second 1993 Phantom Stock Plan for Senior Management.

      1.53 "Proxy Statement/Prospectus" shall mean the proxy statement of O&M to be distributed in connection with the O&M Shareholders' Meeting pursuant to Regulation 14A of the Exchange Act and the prospectus of O&M Holding to be distributed in connection with the O&M Exchange pursuant to the Securities Act.

      1.54  "Qualified Pension Plan" shall have the meaning set forth in
Section 4.17 hereof.

      1.55 "RCRA" shall mean the Resource Conservation and Recovery Act, as amended.












      1.56 "Real Property" shall mean the property, fixtures and improvements located thereon and appurtenances thereto owned by SMI listed on Item 1.56 of the SMI Disclosure Schedule.

      1.57 "Registration Rights Agreement" shall mean the agreement attached hereto as Exhibit B.

      1.58 "Related Agreements" shall mean the Registration Rights Agreement and any other document or agreement delivered pursuant hereto.

      1.59 "Review Auditors" shall have the meaning set forth in Section 2.05 hereof.

      1.60  "SMI" shall mean Stuart Medical, Inc., a Pennsylvania corporation.

      1.61  "SMI 401(k) Plan" shall mean the Stuart Medical, Inc.
Retirement/Savings Plan.

      1.62 "SMI Articles of Exchange" shall mean the Articles of Exchange to be filed by SMI with the Department of State of the Commonwealth of Pennsylvania with respect to the SMI Plan of Exchange.

      1.63 "SMI Common Stock" shall mean the Common Stock of SMI, $.0025 par value per share.












      1.64  "SMI Current Balance Sheet" shall have the meaning set forth in
Section 4.06 hereof.

      1.65 "SMI Disclosure Schedule" shall mean the disclosure schedule of SMI and the Shareholders attached hereto.

      1.66 "SMI Exchange" shall mean the exchange of all outstanding shares of SMI Common Stock for the SMI Exchange Consideration pursuant to the SMI Plan of Exchange.

      1.67 "SMI Exchange Consideration" shall mean the O&M Holding Preferred Stock and $40,200,000 in cash to be received by the holders of SMI Common Stock in exchange for all the outstanding shares of SMI Common Stock pursuant to the SMI Plan of Exchange, such consideration to be allocated among the holders of SMI Common Stock in accordance with the SMI Plan of Exchange.

      1.68  "SMI Financial Statements" shall have the meaning set forth in
Section 4.06 hereof.












      1.69 "SMI Funding" shall mean Stuart's Funding Corporation, a Pennsylvania corporation.

      1.70 "SMI Plan of Exchange" shall mean the plan of exchange with respect to the SMI Exchange attached hereto as Exhibit C.

      1.71 "Sale and Administration Agreement" shall mean the Amended and Restated Sale and Administration Agreement between SMI and SMI Funding dated as of September 30, 1993.

      1.72  "SEC" shall mean the Securities and Exchange Commission.

      1.73 "SEC Reports" shall have the meaning set forth in Section 5.14 hereof.

      1.74  "Securities Act" shall mean the Securities Act of 1933, as amended.

      1.75 "Series B Preferred Stock" shall mean the O&M Holding Series B Preferred Stock, $100 par value per share, having the rights and designations substantially as set forth in Exhibit D attached hereto.

      1.76 "Severance Agreements" shall mean the agreements with certain employees of SMI listed on Item 1.76 of the SMI Disclosure Schedule.

      1.77 "Shareholder" or "Shareholders" shall mean individually or collectively Henry L. Hillman, Elsie H. Hillman and C. G. Grefenstette, Trustees under the Henry L. Hillman Trust under agreement of trust dated November 18, 1985, Juliet Lea Hillman Simonds, Audrey Hillman Fisher, Henry
L. Hillman, Jr., William T. Hillman, Howard B. Hillman and Tatnall L. Hillman, each a shareholder of SMI.

      1.78 "Shareholders' Indemnitees" shall mean the Shareholders and their respective successors, assigns and representatives.

      1.79 "Shareholders' Representative" shall mean C. G. Grefenstette or his designee.












      1.80  "Specialty" shall mean National Medical Specialty, Inc.

      1.81 "Specialty Litigation" shall mean the litigation described on Item 4.10B of the SMI Disclosure Schedule.

      1.82 "Specialty Obligations" shall mean any note or notes and other obligations payable by Specialty to SMI.












      1.83 "Subordinated Note" shall mean the deferred payment note, dated September 30, 1993, payable to SMI and made by SMI Funding.

      1.84 "Subordinated Note Holdback Shares" shall mean the number of shares of O&M Holding Preferred Stock issued and retained pursuant to Section
2.03(b) hereof.

      1.85 "Transfer" shall mean, when used as a verb, to sell, to transfer, to pledge, to encumber or to otherwise dispose of, and shall mean, when used as a noun, sale, transfer, pledge, encumbrance or other disposition.

      1.86  "VHA" shall mean Voluntary Hospitals of America, Inc.

      1.87  "VSCA" shall mean the Virginia Stock Corporation Act.

      1.88 "Welfare Plans" shall have the meaning set forth in Section 4.17 hereof.


                                        ARTICLE II

                                        The Closing

      2.01 The Exchanges. At the Effective Time and subject to the terms and conditions of this Agreement, the VSCA and the BCL, (a) all of the outstanding shares of SMI Common Stock other than Dissenting Shares (as defined in the SMI Plan of Exchange) will be exchanged for the SMI Exchange Consideration and the SMI Exchange Consideration shall be allocated among the holders of SMI Common Stock in accordance with their elections made pursuant to the SMI Plan of Exchange and (b) each of the outstanding shares of O&M Common Stock will be exchanged for one share of O&M Holding Common Stock.

      2.02 Closing; Filing of Articles of Exchange. Upon the terms and subject to the conditions hereof, as soon as practicable after all of the conditions to the obligations of the parties hereunder have been satisfied or waived, the parties shall conduct the Closing for the purpose of confirming the foregoing. As soon as practicable after the Closing, (a) SMI shall in the manner required by the BCL deliver to and file with the Department of State of the Commonwealth of Pennsylvania the duly executed SMI Articles of Exchange in accordance with the provisions of the BCL, (b) O&M Holding shall in the manner required by the VSCA deliver to and file with the Commonwealth of Virginia State Corporation Commission the duly executed O&M Articles of Exchange in accordance with the VSCA and (c) the parties hereto shall take all such other action as may be required by law to make the Exchanges effective.























      2.03  Holdback Shares.

            (a) At the Effective Time, O&M Holding shall issue and retain, pending final determination of the Closing Balance Sheet pursuant to the provisions of Section 2.05 hereof, from the SMI Exchange Consideration to be received by each Shareholder, certificates representing 3% of that number of shares (rounded up to the nearest whole share) of the O&M Holding Preferred Stock that would be issued to such Shareholder if the cash election permitted by Section 3.02 of the SMI Plan of Exchange were not exercised by any holder of SMI Common Stock in the SMI Exchange (the "Balance Sheet Holdback Shares") . The Balance Sheet Holdback Shares shall be held and delivered as provided in Section 2.05 hereof.

            (b) At the Effective Time, O&M Holding shall issue and retain from the SMI Exchange Consideration to be received by the Shareholders, certificates representing in the aggregate that number of shares of O&M
Holding Preferred Stock (rounded up to the nearest whole share) determined by dividing the outstanding principal balance (plus accrued interest thereon) of the Subordinated Note as of the Effective Time by $100 (the "Subordinated
Note Holdback Shares"). The number of the Subordinated Note Holdback Shares to be so retained in respect of each Shareholder (rounded to the nearest whole share) shall be determined by multiplying the aggregate number of the Subordinated Note Holdback Shares by a fraction, the numerator of which is the number of shares of the O&M Holding Preferred Stock that would be issued to such Shareholder in the SMI Exchange if the cash election permitted by
Section 3.02 of the SMI Plan of Exchange were not exercised by any holder, and the denominator of which is the aggregate number of shares of the O&M Holding Preferred Stock that would be so issued to all Shareholders in the SMI Exchange under the same assumption. Upon payment in full by SMI Funding of the Subordinated Note within 150 days after the Effective Time (including all accrued interest thereon to the date of payment), O&M Holding shall promptly deliver to the Shareholder's Representative the share certificates representing the Subordinated Note Holdback Shares (including any dividends paid or distributions made with respect thereto and any interest thereon).
In the event SMI Funding fails to pay in full the Subordinated Note
(including accrued interest thereon) on or before 150 days after the Effective Time, O&M Holding shall (a) retain and cancel ratably, in the same proportion as the Subordinated Note Holdback Shares were withheld from the Shareholders, the number of whole Subordinated Note Holdback Shares
(including any dividends paid or distributions made with respect thereto) that when multiplied by $100 equals or exceeds by less than $100 the unpaid principal amount of the Subordinated Note (less the accounts receivable reserve reflected on the Closing Balance Sheet other than any reserve for the Midwest Receivables) plus any unpaid accrued interest thereon through 150 days after the Effective Time and (b) shall assign without recourse the Subordinated Note to the Shareholders' Representative. O&M Holding shall promptly deliver to the Shareholders' Representative any Subordinated Note Holdback Shares (including any dividends paid or distributions made with respect thereto and any interest thereon) not retained and canceled pursuant to the preceding sentence.

      2.04  Voting of Holdback Shares; Dividends; Interest.  Each Shareholder











shall have full power to vote his respective Balance Sheet Holdback Shares and Subordinated Note Holdback Shares in accordance with Section 9.06 hereof. Any dividends paid on or other distributions made with respect to the Balance











Sheet Holdback Shares or the Subordinated Note Holdback Shares shall be invested by O&M Holding in any of the following securities or accounts as designated in writing to O&M Holding by the Shareholders' Representative:
(a) direct obligations of the United States of America; (b) general obligations of any state or political subdivision thereof if such obligations are rated by at least two nationally recognized rating agencies as "AA" or higher; and (c) certificates of deposit of any national bank or state bank member of the Federal Reserve System having an aggregate capital and surplus of at least $100,000,000.

      2.05  Closing Balance Sheet.

            (a) Within 60 days after the Effective Time, the Shareholders shall cause E&Y to prepare a balance sheet of SMI as of immediately prior to the Effective Time (the "Closing Balance Sheet") and the Shareholders shall deliver the Closing Balance Sheet to O&M Holding together with a certificate signed by the Shareholders certifying that the Closing Balance Sheet has been prepared in accordance with GAAP (except for the absence of footnotes) and this Agreement and fairly presents the assets and liabilities of SMI as of immediately prior to the Effective Time. The Closing Balance Sheet shall be prepared in accordance with GAAP (except for the absence of footnotes); provided that: (i) the Closing Balance Sheet shall not include (x) any accounts receivable other than Midwest Accounts Receivable or any accruals for the payments to be made by SMI with respect to the Phantom Stock Plans in accordance with Section 6.14 hereof or (y) any accrual of amounts that may be payable with respect to holders of Dissenting Shares (as defined in the SMI Plan of Exchange); and (ii) the reserve for obsolescent inventory on the Closing Balance Sheet shall include, without limitation, the following (except with respect to inventory acquired from U.S. Surgical that may be exchanged for other U.S. Surgical inventory without additional cost to SMI):

                     (A) a reserve for 100% of any item of inventory that has shown no arm's length and bona fide sales activity for a period of 12 months before the Effective Time (other than inventory purchased within 60 days before the Effective Time);


                      (B) a reserve for 25% of any item of inventory, the on-hand quantities of which exceed two times the total cumulative arm's length and bona fide sales of such item during the 12 months before the Effective Time, if SMI has made a substantial purchase of such item of inventory within 12 months prior to the Effective Time; and

                      (C) a reserve for 100% of any item of inventory, the on-hand quantities of which exceed two times the total cumulative arm's length and bona fide sales of such item during the 12 months prior to the Effective Time, if SMI has not made a substantial purchase of such item of inventory within 12 months before the Effective Time.

SMI's inventory shall be valued on a first-in, first-out basis at the lower of cost or market value. Commencing on the date of the Effective Time, SMI shall conduct, and the Shareholders' Representative, or his designee, and E&Y shall observe, a physical count of SMI's inventory as of the Effective Time.











E&Y will make its work papers available to SMI, the Shareholders'
Representative, KPMG and O&M Holding's representatives once E&Y has completed the Closing Balance Sheet.

            (b) Within 30 days after delivery of the Closing Balance Sheet to O&M Holding, O&M Holding may object to such balance sheet by delivering written notice of such objection ("Notice of Objection") to the Shareholders' Representative. If no Notice of Objection is delivered in accordance with the terms hereof, the Closing Balance Sheet shall be final and binding on the parties to this Agreement without modification. If a Notice of Objection is delivered in accordance with the terms hereof, the Shareholders'
Representative and O&M Holding shall confer together and attempt in good faith to agree upon a resolution of the objection. If they have not agreed upon such a resolution within 15 days after delivery of the Notice of Objection, the disputed items on the Closing Balance Sheet shall be referred to independent certified public accountants other than E&Y and KPMG (the "Review Auditors") selected by mutual agreement of O&M Holding and the Shareholders' Representative. Within 30 days after the matter is referred to them, the Review Auditors shall issue a report on their resolution of the disputed items on the Closing Balance Sheet, which shall either confirm the correctness thereof or state specifically the modifications to be made thereto. Upon delivery of such report to O&M Holding and the Shareholders' Representative, the Closing Balance Sheet shall be deemed confirmed or modified, as the case may be, in accordance therewith. The Closing Balance Sheet, as so confirmed or modified, shall be final and binding on all parties to this Agreement. O&M Holding and the Shareholders shall cooperate fully with the Review Auditors and, following the Effective Time, each of O&M Holding, on the one hand, and the Shareholders, on the other, shall bear one half of the fees and expenses of the Review Auditors for the work undertaken by them pursuant to this Section 2.05.












            (c) O&M Holding shall retain and cancel, ratably in the same proportion as the Balance Sheet Holdback Shares were withheld from the Shareholders, the number of whole Balance Sheet Holdback Shares that, when multiplied by $100 equals or exceeds by less than $100 any Net Worth Deficiency and O&M Holding shall retain any dividends paid or distributions made with respect thereto. No later than ten days after the Closing Balance Sheet becomes final and binding pursuant to Section 2.05(b) hereof, O&M Holding shall deliver to the Shareholders' Representative certificates representing any Balance Sheet Holdback Shares (including any dividends paid or distributions made with respect thereto and any interest thereon) not retained and canceled pursuant to the preceding sentence. In the event the aggregate par value of the Balance Sheet Holdback Shares is less than the Net Worth Deficiency, then the Shareholders shall be obligated, jointly and severally, to immediately pay to O&M Holding the amount of such shortfall.


                                        ARTICLE III

                                       The Exchanges

      At the Effective Time, by virtue of the Exchanges and without any action on the part of SMI, O&M, O&M Holding, or the holders of O&M Common Stock or SMI Common Stock:












            (a) All of the shares of SMI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of SMI Common
Stock then held in the treasury of SMI) shall, by reason of the SMI Exchange and without any action by any holder of SMI Common Stock, be exchanged for the right to receive the SMI Exchange Consideration (subject to adjustment for any stock split, reverse stock split, stock dividend or other similar distribution or reclassification with respect to the outstanding SMI Common Stock or O&M Common Stock, or any issuance of SMI Common Stock, from the date hereof to the Effective Time, with any fractional shares of O&M Holding Preferred Stock to which a holder of SMI Common Stock would otherwise be entitled being rounded to the nearest full share (with a fraction of .5 or greater being rounded to the next highest full share)). The SMI Exchange Consideration shall be allocated among the holders of SMI Common Stock in accordance with such holders' elections made pursuant to Section 3.02 of the SMI Plan of Exchange.

            (b) Each share of SMI Common Stock held in the treasury of SMI immediately prior to the Effective Time shall be automatically canceled and retired and cease to exist, and no cash or securities or other property shall be paid or payable in respect thereof.

            (c) Each share of O&M Common Stock validly issued and outstanding immediately prior to the Effective Time shall, by reason of the O&M Exchange and without any action by any holder of O&M Common Stock, be exchanged for the right to receive one share of O&M Holding Common Stock in accordance with the O&M Plan of Exchange.


                                        ARTICLE IV

                        Representations of SMI and the Shareholders

      SMI and each of the Shareholders, jointly and severally, represent and warrant as follows:

      4.01 Existence and Good Standing. SMI is a corporation duly organized and validly subsisting under the laws of the Commonwealth of Pennsylvania and is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on SMI's business or financial condition or would not impair SMI's right to enforce any material agreement to which it is a party. SMI has full power, authority and legal right to own its property and to carry on its business as now being conducted. SMI has delivered to O&M true and complete copies of its Articles of Incorporation, as amended, and Bylaws, as currently in effect.

      4.02 Authorization. SMI has corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Each of the Shareholders has power and authority to execute and deliver this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and the Related Agreements (when executed and delivered pursuant hereto for value received) will constitute, the valid and binding agreements of SMI and each of the Shareholders, respectively, enforceable against SMI and each of the Shareholders in accordance with their respective terms.

      4.03 No Conflict. The execution, delivery and performance of this Agreement by SMI and the Shareholders does not and will not (a) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or Bylaws of SMI, (b) conflict with or violate any Law applicable to SMI or any of the Shareholders or by which any of its assets, properties or businesses is bound or affected or (c) except as provided on











Item 4.03 of the SMI Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension revocation or cancellation of, or result in the creation of any lien, security interest, charge or encumbrance on any of the assets or properties of SMI pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease (including any leases with respect to the Leased Property), sublease, license, permit, franchise or other instrument or arrangement to which SMI or any of the Shareholders is a party or by which any of such assets or properties is bound or affected.

      4.04 Capitalization. The authorized capital stock of SMI consists of 10,000,000 shares of Common Stock, $.0025 par value, of which 2,000,000 shares are issued and outstanding. All of the outstanding shares of SMI Common Stock are owned of record and beneficially by the holders indicated and in the amounts set forth on Item 4.04 of the SMI Disclosure Schedule.
All such outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable and free of adverse claims, liens, options, encumbrances, judgments, or restrictions of any kind, and preemptive or other rights that entitle or entitled any person to acquire such shares, and no shares of capital stock are reserved for issuance. Except as set forth on
Item 4.04 of the SMI Disclosure Schedule, there are no outstanding options, warrants, rights, calls, subscriptions, commitments, conversion rights, rights of exchange, plans or other agreements or claims of any character providing for the purchase, issuance or sale of any shares of the capital stock of SMI. Except as provided on Item 4.04 of the SMI Disclosure Schedule, there are no shares of SMI Common Stock held in the treasury of SMI. There are an aggregate of 173,913 Rights (as such term is defined in the Phantom Stock Plans) issued and outstanding under the Phantom Stock Plans, each of which Rights has an Initial Value (as such term is defined in the Phantom Stock Plans) of $69.00. No shares of SMI Common Stock have been issued in violation of applicable securities laws.

      4.05 Subsidiaries, Affiliated Companies and Investments. SMI does not own, directly or indirectly, of record or beneficially, any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity.

      4.06 Financial Statements. SMI has heretofore furnished O&M with (a) the financial statements including the notes thereto as of and for the twelve months ended April 30, 1992, and the eight months ended December 31, 1992, which statements include the balance sheets as of those dates, and the related statements of income, shareholders' equity and cash flows for the periods then ended, as audited by E&Y and (b) the unaudited balance sheet of SMI as of October 31, 1993 (the "SMI Current Balance Sheet"), together with the related statement of income for the ten months then ended (all such financial statements being referred to collectively as the "SMI Financial






















Statements"). The SMI Financial Statements have been prepared in accordance with GAAP (except as may be noted therein and except for the absence of footnotes with respect to the SMI Current Balance Sheet) and fairly present the financial condition of SMI at the respective dates thereof and the results of operations of SMI and changes in its financial position for the periods indicated (subject, in the case of the SMI Current Balance Sheet, to normal, recurring year-end audit adjustments that are not in the aggregate material).

      4.07 No Material Adverse Changes. Since December 31, 1992, the business of SMI has been operated in the ordinary course and there has been no change (and to the Knowledge of SMI and the Shareholders, no fact or condition exists or is contemplated or threatened which might cause such a change in the future) in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of SMI, which individually or in the aggregate, have had a material adverse effect on the business prospects, properties or condition, financial or otherwise, of SMI; provided, however, that any deterioration in SMI's condition (financial or otherwise) or relationships with customers (other than VHA) or employees resulting from (i) SMI's announcement of the transactions contemplated hereby or (ii) business or personnel policies or actions (e.g., terminations) which O&M Holding may implement with respect to SMI following the Effective Time shall not constitute a material adverse change for these purposes (or for purposes of Section 8.02 hereof). Without limiting the foregoing, except as set forth on Item 4.07 of the SMI Disclosure Schedule, since December 31,
1992, there has not been:

            (a) any loss, damage, destruction or other casualty materially and adversely affecting the business prospects, properties, assets or business of SMI (whether or not covered by insurance);

            (b) (i) any increase made or agreed to in the compensation (including, without limitation, any increase pursuant to any pension, profit sharing or other plan) payable or to become payable by SMI to any of its directors, officers, agents, consultants, or any of its employees whose total compensation after such increase was in excess of $100,000 per annum other than to the persons listed on Item 4.16 of the SMI Disclosure Schedule, (ii) any bonus, percentage compensation, service award or other like benefit having a value in excess of $25,000 granted, made, agreed to or accrued to the credit of any such director, officer, agent, consultant or employee other than to the persons listed on Item 4.16 of the SMI Disclosure Schedule, or
(iii) any welfare, pension, retirement or similar payment or arrangement made or agreed to by SMI for the benefit of any such director, officer, agent, consultant or employee other than to the persons listed on Item 4.16 of the SMI Disclosure Schedule;

            (c) any change in any method of accounting or accounting practice of SMI;

            (d) any notes or accounts receivable or portions thereof written off by SMI as uncollectible, if such write offs were either in excess of the bad debt reserve established therefor in the SMI Current Balance Sheet or incurred other than in the ordinary course of business;

            (e)   any issuance or sale of any stock, bonds or other corporate securities of which SMI is the issuer, or the grant or issuance of any stock options, warrants, or other rights to purchase securities of SMI;

            (f) any direct or indirect redemption, purchase or other acquisition by SMI of any shares of capital stock of SMI;

            (g) any declaration, setting aside or payment of any dividend or distribution (direct or indirect, whether in cash or property, and whether characterized as salary, bonus, dividend or otherwise) other than distributions totaling $3,838,000;

            (h) any discharge or satisfaction of any lien or encumbrance or payment or satisfaction of any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than (x) current liabilities shown on the SMI Current Balance Sheet, (y) current liabilities incurred since the date of the SMI Current Balance Sheet in the ordinary course of business and consistent with past practice, and (z) indebtedness outstanding under the credit agreement identified in paragraph
1 of Item 4.15 of the SMI Disclosure Schedule;

            (i) any sale, assignment, transfer, mortgage, pledge or encumbrance of any assets (real, personal or mixed, tangible or intangible) of SMI, cancellation of any debts or claims or waiver of any rights of substantial value, except, in each case, in the ordinary course of business and consistent with past practice;

            (j) any assumption, guarantee or endorsement by SMI of the obligations of any other individual or entity or any loans or advances to any individual or entity except in the normal course of business;

            (k) any sale, assignment or transfer of any patents, trademarks, trade names, copyrights or other similar assets, including applications or licenses therefor;

            (l) any capital expenditures, or commitment to make any capital expenditures, for additions to property, plant or equipment, not in the ordinary course of business;

            (m) any payment of any amounts or liability incurred to or in respect of, or sale of any properties or assets (real, personal or mixed,











tangible or intangible) to, or any transaction or any agreement or arrangement with, any corporation or business in which SMI or any of its corporate officers or directors, or any affiliate or associate of any such person, has any direct or indirect ownership interest other than the transactions listed on Item 4.19 of the SMI Disclosure Schedule;

            (n) any material deterioration of relations between SMI and its customers considered as a whole, including but not limited to the loss, or to the Knowledge of SMI and the Shareholders, any threatened loss of VHA;

            (o)   any collective bargaining agreements entered into by SMI;

            (p) any other transaction other than in the ordinary course of business or otherwise contemplated by this Agreement; or












            (q)   any agreement to do any of the foregoing.

      4.08 Books and Records. The minute books of SMI, which have been made available to O&M, contain accurate and complete records of all corporate actions taken by the shareholders and Board of Directors (and committees thereof) of SMI from incorporation to date. The books of accounts and records of SMI are true, complete and correct in all material respects.

      4.09 Governmental Authorization. The execution, delivery and performance by SMI and the Shareholders of this Agreement, and the consummation of the transactions contemplated hereby by SMI and the Shareholders, require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than filings required to be made under the HSR Act, filings required to be made under applicable federal and state securities laws and filing of the SMI Articles of Exchange in connection with the SMI Exchange.

      4.10 Litigation. There is no action, suit, proceeding, claim or investigation pending, or, to the Knowledge of SMI and the Shareholders, threatened against or affecting SMI which could materially and adversely affect SMI or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement; to the Knowledge of SMI and the Shareholders, there is no valid basis for any such action, proceeding or investigation. Item 4.10A of the SMI Disclosure Schedule sets forth each pending action, suit, proceeding, claim or investigation to which SMI is a party, as well as the forum, parties thereto, a brief description of the subject matter thereof and the amount of damages claimed. Item 4.10B of the SMI Disclosure Schedule sets forth each pending action, proceeding, claim or investigation to which SMI is a party related to any separate line of business formerly, but not now, conducted by SMI (whether as an unincorporated division or business function or as a subsidiary), including without limitation Specialty and the former AIP division. SMI is not subject to any order, judgment, decree or obligation of any court, arbitrator, governmental department, commission, board, bureau, agency or instrumentality.

      4.11 Liabilities. SMI has no outstanding claims, liabilities or indebtedness, contingent or otherwise, except as set forth in the SMI Current Balance Sheet, other than liabilities incurred subsequent to the date of the SMI Current Balance Sheet in the ordinary course of business and consistent with past practices. SMI is not in default in respect of the terms or conditions of any indebtedness in excess of $1,000,000, regardless of whether SMI has received notice of the existence of any such default.

      4.12  Assets.

            (a) Item 1.56 of the SMI Disclosure Schedule contains a complete and correct list of all of the Real Property owned by SMI. Item 1.29 of the SMI Disclosure Schedule contains a complete and correct list of all the Leased Property used by SMI. All buildings, structures and appurtenances included in the Real Property and the Leased Property: (i) are in good operating condition and in a state of good maintenance and repair, normal wear and tear excepted; (ii) are adequate and suitable for the purposes for which they are presently being used; (iii) comply in all material respects with existing Law currently applicable to the use of each building as it is currently being used, including but not limited to, zoning, building and Occupational Safety and Health Act regulations; and (iv) contain no asbestos deemed hazardous by Law. There are two underground storage tanks located on the Real Property and no underground storage tanks located on the Leased Property.

            (b) SMI has good, valid and marketable title to all assets owned by it (whether real, fee or leasehold, personal or mixed, tangible or intangible) and used in its business, including without limitation, all assets reflected in the SMI Financial Statements and all assets acquired by SMI since October 31, 1993 (except for assets that have been sold or otherwise disposed of in the ordinary course of business), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions other than Permitted Liens.

            (c) Item 1.23 of the SMI Disclosure Schedule contains a complete and correct list of all of the Intellectual Property owned or used in the business of SMI. SMI owns all right, title and interest in and to or otherwise has the right to use the Intellectual Property. There are no claims or proceedings pending or, to the Knowledge of SMI and the Shareholders, threatened against SMI asserting that its use of any of the Intellectual Property infringes on the rights of any other person. SMI has not licensed or assigned the Intellectual Property to any third party and, to the Knowledge of SMI and the Shareholders, there are no infringing uses of any of the Intellectual Property by third parties.

      4.13  Personal Property, Inventory and Accounts Receivable.

            (a) All of the tangible personal property owned by SMI or used in its business is in good operating condition and repair, normal wear and tear excepted, and is sufficient for the operation of the business of SMI as presently conducted.

            (b) SMI's inventory is valued on a first-in, first-out basis at the lower of cost or market value. All of such inventory shown on the SMI Financial Statements or acquired after October 31, 1993, but prior to the Effective Time is, or will be, set forth on the books and records of SMI in accordance with GAAP applied on a basis consistent with the audited financial statements of SMI for prior periods. All of such inventory (net of all inventory reserves shown on the SMI Financial Statements) is useable or saleable in the ordinary course of business.

            (c) The SMI Financial Statements do not reflect any accounts receivable.

      4.14 Contracts. Item 4.14 of the SMI Disclosure Schedule contains a complete and correct list of each contract, agreement, lease, plan, purchase order, arrangement or commitment of SMI, whether oral or written (the "Contracts"), that (a) is a lease of real property, (b) relates to (i) the purchase of products for resale or delivery to customers of amounts in excess of $100,000 or having a duration in excess of three years or (ii) the supply of products to customers with actual sales in calendar year 1992 or expected sales in calendar year 1993 of $1,000,000 or more, (c) relates to the purchase of goods, equipment or services used in support of SMI's business or operations of amounts in excess of $20,000 per year and having a duration in excess of one year, (d) contains covenants pursuant to which SMI has agreed not to compete with any person or any person has agreed not to compete with SMI or (e) upon which any substantial part of SMI's business is dependent or which, if breached, could reasonably be expected to materially and adversely affect the earnings, assets, financial condition or operations of SMI. All such Contracts are valid, binding and in full force and effect, and true and correct copies thereof have been delivered to O&M. Except as set forth on











Item 4.14 of the SMI Disclosure Schedule, SMI has performed each material term, covenant and condition of each of the Contracts that is to be performed by it at or before the date hereof and will perform each material term, covenant and condition of each Contract to be performed by it prior to the Effective Time. No event has occurred that would, with the passage of time or compliance with any applicable notice requirements, constitute a default by SMI under any of the Contracts and, to the Knowledge of SMI and the Shareholders, no party to any of the Contracts intends to cancel, terminate or exercise any option under any of the Contracts. Except as set forth on
Item 4.14 of the SMI Disclosure Schedule, SMI's execution, delivery and performance of this Agreement will not constitute a breach of or a default under any Contract. As to those Contracts noted on Item 4.14 of the SMI Disclosure Schedule, copies of which will be made available to O&M only upon the expiration of any applicable waiting period provided for by Section 7A of the HSR Act, such Contracts individually and in the aggregate are properly reflected and accounted for in the financial records of SMI, will not impose any otherwise undisclosed additional material financial burdens or risks upon O&M or are, by their terms, terminable at will by SMI and do not obligate SMI, and will not obligate O&M, to undertake any activity of questionable legality or to be in breach or risk of breach of such Contracts in the ordinary course of SMI's business or, to the Knowledge of the Shareholders, O&M's ordinary business.

      4.15 Obligations for Money Borrowed. Item 4.15 of the SMI Disclosure Schedule contains a complete and correct list of all liabilities of SMI for money borrowed. Each such obligation outstanding as of the Effective Time may be prepaid by SMI after the Effective Time without penalty under the terms thereof. Except as set forth on Item 4.15 of the SMI Disclosure Schedule, SMI is not in default under any such obligations and no event has occurred or is contemplated by SMI or, to the Knowledge of SMI and the Shareholders, by any other party that would constitute a default or an event that with the giving of notice or passage of time or both would constitute a default thereunder. SMI has paid, and through the Effective Time will pay, all amounts then due and payable under the terms of each such obligation.

      4.16 Employment Agreements and Benefits. Item 4.16 of the SMI Disclosure Schedule contains a complete and correct list of all agreements relating to the compensation and other benefits of present and former employees, salesmen, consultants, contractors and other agents of SMI, including all collective bargaining agreements and all pension, retirement, bonus, stock option, profit sharing, health, disability, life insurance, hospitalization, education, severance, termination or other similar plans or arrangements (whether or not subject to ERISA), true and complete copies of which (or true and complete descriptions of which, in the case of oral agreements) have been delivered to O&M. None of the agreements listed on
Item 4.16 of the SMI Disclosure Schedule will be breached by SMI's execution, delivery and performance of this Agreement. Except as set forth on Item 4.16 of the SMI Disclosure Schedule, no such agreement requires O&M Holding to assume or make payments with respect to any employment, compensation, fringe benefit, pension, profit sharing or deferred compensation plan in respect of any employee. Item 4.16 of the SMI Disclosure Schedule includes a complete list of all officers and employees paid more than $100,000 by SMI per year.

      4.17  Employee Benefit Plans.

            (a) Item 4.17 of the SMI Disclosure Schedule contains a list of each "pension plan" (as defined in Section 3(2) of ERISA) (the "Pension Plans") and each "welfare plan" (as defined in Section 3(1) of ERISA) (the "Welfare Plans") now or previously maintained for the benefit of employees of SMI or to which SMI now contributes or has contributed on behalf of its employees or the employees of an ERISA Affiliate. Except as provided in Item
4.17 of the SMI Disclosure Schedule, each such plan is enforceable in accordance with its terms, and to the Knowledge of SMI and the Shareholders, no present or former employee, salesman, consultant, contractor or other agent of SMI or any dependent or beneficiary of such person has been advised with respect to any such plan in a manner that is inconsistent with the terms of such plan.
            (b) Item 4.17 of the SMI Disclosure Schedule identifies each Pension Plan that is intended to be qualified (a "Qualified Pension Plan") under Section 401(a) of the Code. Each Qualified Pension Plan is in compliance with applicable law as of the date hereof. The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Pension Plan's compliance with Section 401(a) of the Code. Except as disclosed on Item 4.17 of the SMI Disclosure Schedule, there are no facts or circumstances that could reasonably be expected to jeopardize or adversely affect the qualification under Section 401(a) of any Qualified Pension Plan.


            (c)   No "prohibited transaction" (as defined in Section 4975 of the
Code) has occurred and no "accumulated funding deficiency" (as defined in
Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Qualified Pension Plan. No Qualified Pension Plan currently or previously maintained or contributed to for the benefit of employees of SMI or an ERISA Affiliate is or was subject to the provisions of Title IV of ERISA. None of the Qualified Pension Plans has been completely or partially terminated and there has not been any "reportable event" (as defined in Section 4043(b) of ERISA) with respect to any such plans required to be reported to the PBGC by law or regulation.

            (d) Each employee plan has been administered in accordance with its terms. In addition, each employee plan is in compliance with and has been administered in accordance with, the provisions of ERISA (including the rulings and regulations promulgated thereunder) and all other applicable law. All reports, returns and other documentation that are required to have been filed with the Internal Revenue Service, the Department of Labor, the PBGC or any other governmental agency (federal, state or local) with respect to the employee plans have been filed on a timely basis. Except as set forth in
Item 4.17 of the SMI Disclosure Schedule, no claims or complaints to or by any person or governmental entity have been filed or, to the knowledge of SMI and each of the Shareholders, are contemplated or threatened, with respect to any employee plan.

            (e)   Neither SMI nor any ERISA Affiliate contributes to or has ever contributed to or maintained a "multiemployer plan" (as defined in Section 3(37) of ERISA).

            (f) Except as required by Section 601 of ERISA and Section 4980B of the Code, SMI does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance, medical or other benefits under a welfare benefit plan (as defined in Section 3(2) of ERISA) to any employee or former employee upon his retirement or termination of employment and SMI has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. The execution of and performance of the transactions contemplated in this Agreement and the Related Agreements will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event of default under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

      4.18 Employee Relations. Except as set forth on Item 4.18 of the SMI Disclosure Schedule, SMI has paid or made provision for payment of all salaries and wages accrued through the date of this Agreement and is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours and non-discrimination in employment and is not engaged in any unfair employment practice. There is no charge pending or, to the Knowledge of SMI and the Shareholders, threatened before any court or agency alleging unlawful discrimination in employment practices or any unfair labor practice by SMI's nor is there a basis for any such claim. SMI has not experienced any material labor difficulty during the three years immediately preceding the date of this Agreement.

      4.19 Transactions with Affiliates. Except as set forth in Item 4.19 of the SMI Disclosure Schedule, since December 31, 1992, SMI has not, in the ordinary course of business or otherwise, purchased, leased or otherwise acquired any property or assets or obtained any services from, or sold, leased or otherwise disposed of any property or assets or provided any services to (except with respect to remuneration for services as an officer or employee of SMI) any officer, employee or Affiliate of SMI. Except as set forth on Item 4.19 of the SMI Disclosure Schedule, SMI does not owe any amount or have any contractual obligation or commitment to any Affiliate (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) and no Affiliate (including an employee of SMI) owes any amount or has any contractual obligation to SMI. Except as set forth on Item 4.19 of the SMI Disclosure Schedule, none of the holders of SMI Common Stock has any interest, direct or indirect, in any property, real or personal, tangible or intangible, used in or pertaining to the business of SMI except as a shareholder or employee of SMI.

      4.20 Environmental Compliance. SMI is in compliance in all material respects with all applicable Laws relating to pollution control and environmental contamination including, but not limited to, all Laws governing the generation, use, collection, treatment, storage, transportation, recovery, removal, emission, discharge, or disposal of Hazardous Materials and all Laws with regard to recordkeeping, notification and reporting requirements respecting Hazardous Materials. SMI has not been alleged to be in violation of, nor has it been subject to any administrative or judicial proceeding pursuant to, such Laws either now or any time during the past three years. Seller has obtained all environmental permits, including those related to environmental quality and the emission, discharge, storage, handling, treatment, use, generation or transportation of Hazardous Materials. There are no liabilities, known or unknown, absolute or contingent, related to the Real Property or Leased Property or the conduct of SMI's business arising in connection with the generation, use, treatment, storage, release, disposal, emission, discharge, arranging for disposal or transportation of Hazardous Materials. SMI has not, and to the Knowledge of SMI and the Shareholders, no other person has, released from or deposited on the Real Property or Leased Property any, Hazardous Materials or used the Real Property or Leased Property as a hazardous waste treatment, storage or disposal site. There are no facts or circumstances that SMI or the Shareholders reasonably believe could form the basis for the assertion of any claim against SMI relating to environmental matters including, but not limited to, any claim arising from past or present environmental practices asserted under CERCLA, RCRA, the Clean Air Act, the Clean Water Act or any other federal, state or local environmental statute, regulation, policy, guideline, order, judgment or decree. Promptly upon learning thereof, SMI and the Shareholders will advise O&M of any facts or circumstances that could form the basis for the assertion of any claim against SMI relating to environmental matters including, but not limited to, any claim arising from past or present environmental practices under CERCLA, RCRA, the Clean Air Act, the Clean Water Act or any other federal, state or local environmental statute.












      4.21 Tax Matters. Pursuant to an election made before January 1, 1987, in accordance with Section 1362(a) and (b) of the Code and the regulations thereunder, SMI continuously has been and is an "S Corporation" within the meaning of Section 1361(a)(1) of the Code. SMI has filed or, in the case of returns not yet due, will file all tax returns and reports required to have been filed by it on or before the date of the Effective Time, and all material information set forth in such returns or reports is or (in the case of returns or reports not yet due) will be accurate and complete. SMI has paid or made adequate provision for or (with respect to returns or reports not yet due) on or before the date of the Effective Time will pay or make adequate provision for all taxes, additions to tax, penalties and interest payable by SMI for all periods covered by those returns or reports. Except as set forth on Item 4.21 of the SMI Disclosure Schedule and (solely with respect to liabilities arising after the date hereof) except as will be accrued on the Closing Balance Sheet, there are, and on the date of the Effective Time will be, no unpaid taxes, additions to tax, penalties, or interest payable by SMI or by any other person that are or could become a lien on any asset, or otherwise adversely affect the business, properties, or financial condition, of SMI. SMI has collected or withheld, or will collect or withhold before the date of the Effective Time, all amounts required to be collected or withheld by it for any taxes or assessments, and all such amounts have been, or on or before the date of the Effective Time will have been, paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due. SMI is in compliance with, and its records contain all information and documents (including, without limitation, executed Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements. The balance sheets contained in the SMI Financial Statements fully and properly reflect, as of the date thereof, the liabilities of SMI for all accrued taxes, additions to tax, penalties and interest. For periods ending after October 31, 1993, the books and records of SMI fully and properly reflect and the Closing Balance Sheet will reflect SMI's liability for all accrued taxes, additions to tax, penalties and interest. Except as disclosed in Item 4.21 of the SMI Disclosure Schedule, SMI has not granted nor is it subject to any waiver of the period of limitations for the assessment of tax for any currently open taxable period, no unpaid tax deficiency has been asserted against or with respect to SMI by any taxing authority, and SMI is not required to include in income any amount for an adjustment pursuant to Section 481 of the Code or the regulations thereunder. Item 4.21 of the SMI Disclosure Schedule lists by jurisdiction the date of the last clearance or audit of SMI by a state or local authority with respect to sales or income taxes. Item 4.21 of the SMI Disclosure Schedule describes all material tax elections and consents affecting SMI. SMI has not made or entered into, and holds no asset subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder or a "safe harbor lease" subject to former Section 168(f)(8) of the Code and the regulations thereunder. None of the Shareholders is a "foreign person" for purposes of Section 1445 of the Code.

      4.22 Insurance. Item 4.22 of the SMI Disclosure Schedule contains a complete and correct list of all policies of property, fire and casualty, product liability, workers' compensation, automobile and other forms of insurance owned or held by SMI and includes for each such policy its type, term, limits and retentions, deductibles, name of insurer, annual premiums, the aggregate remaining unused limits for each such policy giving effect to claims made and expected to be made thereunder and, for product liability policies, whether such policy is claims made coverage or occurrence-based coverage. All such policies (a) are in full force and effect with all premiums due having been paid in full and are sufficient for compliance by SMI with all requirements of law and all agreements to which SMI is a party,
(b) are valid, outstanding and enforceable policies, (c) insure against risks of the kind customarily insured against and (d) provide that they will remain in full force and effect through the respective dates set forth in Item 4.22 of the SMI Disclosure Schedule, subject to the cancellation rights specified in such policies. Except as set forth on Item 4.22 of the SMI Disclosure, during the last two years, SMI has not been denied any insurance coverage which it has requested, has made no material change in the scope or nature of its insurance coverage and has not received notice of any material increase in premiums for any of such policies nor of any termination or refusal to renew such policies. All policies of primary comprehensive general liability insurance and excess carriers insurance which insure against product liability claims which SMI has maintained during the past five years are set forth on Item 4.22 of the SMI Disclosure Schedule including the same information with respect to such policies as is set forth for SMI's current policies. All vendors to SMI which maintain vendor's endorsements on their liability insurance policies are set forth on Item 4.22 of the SMI Disclosure Schedule. During the past five years, there has been no lapse in coverage of SMI's property, fire and casualty, product liability, workers' compensation, automobile, comprehensive general liability or other form of insurance carried by SMI in the ordinary course of its business.

      4.23  Absence of Certain Practices.  To the Knowledge of SMI and the











Shareholders, no officer, director, shareholder, employee or agent of SMI has, directly or indirectly, given or made or agreed to give or make any improper or illegal commission, payment, gratuity, gift, political contribution or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to assist or hinder the business of SMI.












      4.24 Compliance with Laws. Except as disclosed on Item 4.24 of the SMI Disclosure Schedule, SMI is in compliance in all material respects with all Laws applicable to SMI or its operations. SMI holds all licenses, certificates and permits from all regulatory authorities that are material to the conduct of its business, all of which are valid and in full force and effect.

      4.25 Certain Obligations. None of SMI or the Shareholders have any continuing obligations to Baxter International, Inc. or any Affiliate thereof pursuant to any written or oral agreement or otherwise.

      4.26 Pricing Audits. Item 4.26 of the SMI Disclosure Schedule sets forth the results of all of SMI's customer pricing audits conducted since December 31, 1991. Except as disclosed in Item 4.26 of the SMI Disclosure Schedule, as of the date hereof, there are no customer pricing audits of SMI being conducted.

      4.27 Disclosure. Neither this Agreement nor the SMI Financial Statements contains any untrue statement of a fact or omits to state a fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading. To the Knowledge of SMI and the Shareholders, there is no fact which materially and adversely affects or could affect the business, prospects or financial condition of SMI or its properties or assets, which has not been described in this Agreement or the SMI Financial Statements.

      4.28 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of SMI or the Shareholders is or will be entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Affiliate of the parties hereto, in connection with any of the transactions contemplated by this Agreement.


                                         ARTICLE V

                                  Representations of O&M

      O&M hereby represents and warrants as follows:

      5.01  Existence and Good Standing.

            (a) O&M is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on its business or financial condition or would not impair O&M's right to enforce any material agreement to which it is a party. O&M has full power, authority and legal right to own its property and to carry on its business as now being conducted. O&M has delivered to SMI true and complete copies of its Articles of Incorporation, as amended, and Bylaws, as currently in effect.

            (b) O&M Holding is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.

      5.02 Authorization. Each of O&M and O&M Holding has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes and the Related Agreements (when executed and delivered pursuant hereto for value received) will constitute the valid and binding agreements of O&M and O&M Holding enforceable against O&M and O&M Holding in accordance with their respective terms.

      5.03 No Conflict. The execution, delivery and performance of this Agreement by O&M and O&M Holding do not and will not (a) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or Bylaws of O&M or O&M Holding, (b) conflict with or violate any Law applicable to O&M or O&M Holding or by which any of O&M's assets, properties or businesses is bound or affected or (c) except as provided by
Item 5.03 of the O&M Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any lien, security, interest, charge or encumbrance on any of the assets or properties of O&M pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which O&M is a party or by which any of such assets or properties is bound or affected.

      5.04  Capitalization.

            (a) The authorized capital stock of O&M consists of (a) 30,000,000 shares of O&M Common Stock, $2.00 par value, of which (i) 20,282,405 shares are issued and outstanding, (ii) no shares are issued and held in treasury and (iii) 1,453,524 shares are reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issued by O&M and (b) 1,000,000 shares of cumulative Preferred Stock, $10.00 par value (300,000 shares of which have been designated as Series A Participating Preferred Stock issuable pursuant to O&M's Rights Agreement dated as of June
22, 1988 or otherwise by O&M's Board of Directors), none of which shares are issued and outstanding. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable and were issued free of preemptive or similar rights that entitled any person to acquire such shares.

            (b) The authorized capital stock of O&M Holding consists of 100 shares of common stock, $2.00 par value, of which ten shares are issued and outstanding. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable and were issued free of adverse claims, liens, options, encumbrances, judgments, or restrictions of any kind, and preemptive or other rights that entitled any person to acquire such shares. The shares of O&M Holding Preferred Stock to be issued to the holders of SMI Common Stock in the SMI Exchange will be fully paid and nonassessable and free of adverse claims, liens, options, encumbrances, judgments, or restrictions of any kind, and preemptive or other rights that entitle any person to acquire such shares.

      5.05 Subsidiaries, Affiliated Companies and Investments. O&M owns, directly or indirectly, each of the outstanding shares of capital stock of each of the O&M Subsidiaries. Except for interests in the O&M Subsidiaries, O&M does not own, directly or indirectly, of record or beneficially, any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity.

      5.06 Financial Statements. The financial statements and schedules of O&M contained in O&M's Annual Report on Form 10-K for the year ended December 31, 1992 and in O&M's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1993 (the "O&M Financial Statements") as filed with the SEC, were prepared in accordance with GAAP, except as may be noted therein, and fairly present the financial condition of O&M at the respective dates thereof and the results of operations of O&M for the periods indicated (subject, in the case of unaudited financial statements to normal, recurring year-end adjustments that are not in the aggregate material.)

      5.07 No Changes. Since September 30, 1993, the business of O&M and the O&M Subsidiaries has been operated in the ordinary course consistent with past practice, and there has not been (and to the Knowledge of O&M, no fact or condition exists or is contemplated or threatened which might cause such change in the future) (a) any material adverse change in the operations, properties or condition (financial or otherwise) of O&M and the O&M Subsidiaries or (b) any other change in the nature of, or in the manner of conducting, the business of O&M and the O&M Subsidiaries, other than changes which neither have had, nor reasonably may be expected to have, a material adverse effect on the business of O&M and the O&M Subsidiaries considered as a whole.

      5.08 Books and Records. The books of accounts and records of O&M are true, complete and correct in all material respects.

      5.09 Governmental Authorization. The execution, delivery and performance by O&M and O&M Holding of this Agreement and the consummation of the transactions contemplated hereby by O&M and O&M Holding, require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than fillings required to be made under the HSR Act, filings required to be made under applicable federal and state securities laws and filing of the O&M Articles of Exchange in connection with the O&M Exchange.

      5.10 Litigation. There is no action, suit, proceeding, claim or investigation pending, or, to the Knowledge of O&M, threatened against or affecting O&M or O&M Holding which could materially and adversely affect O&M or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement; to the Knowledge of O&M, there is no valid basis for any such action, proceeding or investigation. Item 5.10 of the O&M Disclosure Schedule sets forth each pending action, suit, proceeding, claim or investigation to which O&M or O&M











Holding is a party, as well as the forum, parties thereto, a brief description of the subject matter thereof and the amount of damages claimed. O&M Holding is not subject to any order, judgment, decree or obligation of any court, arbitrator, governmental department, commission, board, bureau, agency or instrumentality.

      5.11 Liabilities. O&M has no outstanding claims, liabilities or indebtedness, contingent or otherwise, except as set forth in the O&M Financial Statements, other than liabilities incurred subsequent to September 30, 1993, in the ordinary course of business and consistent with past practices. O&M is not in default in respect of the terms or conditions of any indebtedness, regardless of whether O&M has received notice of the existence of any such default.

      5.12 Compliance with Laws. Except as disclosed on Item 5.12 of the O&M Disclosure Schedule, O&M is in compliance in all material respects with all Laws applicable to its operations. O&M holds all licenses, certificates and permits from all regulatory authorities that are material to the conduct of its business, all of which are valid and in full force and effect.

      5.13 Disclosure. Neither this Agreement nor the O&M Financial Statements contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading. To the Knowledge of O&M, there is no fact which materially and adversely affects or could affect the business, prospects or financial condition of O&M or O&M Holding or their respective properties or assets, which has not been described in this Agreement, the SEC Reports or the O&M Financial Statements.












      5.14 Securities Reports. O&M has filed, and delivered to SMI complete copies of, all forms, reports, statements and other documents required to be filed with the SEC since January 1, 1990 by O&M including, without limitation, (a) all Annual Reports on Form 10-K, (b) all Quarterly Reports on Form 10-Q, (c) all proxy statements relating to meetings of shareholders (whether annual or special), (d) all Current Reports on Form 8-K, (e) all other reports or registration statements and (f) all amendments and supplements to all such reports and registration statements (collectively "SEC Reports"). The SEC Reports did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      5.15 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of O&M is or will be entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Affiliate of the parties hereto, in connection with any of the transactions contemplated by this Agreement except that O&M has retained J. P. Morgan as its financial advisor.

                                        ARTICLE VI

                      Conduct of Businesses and Certain Other Actions
                                Pending the Effective Time












      6.01 Access to Information Concerning Properties and Records for Due Diligence Review. Following the execution and delivery of this Agreement, SMI shall give, and shall cause its officers, directors and agents to give, to O&M and its counsel, accountants and other representatives, and O&M shall give, and shall cause its officers, directors and agents to give, to SMI and the Shareholders and their counsel, accountants and other representatives, full access during normal business hours to all of the offices, properties, books, contracts, commitments, records and affairs of SMI or O&M, as the case may be, and will promptly furnish copies of all documents and information concerning the business, operations, properties and affairs of O&M that SMI or its representatives or of SMI that O&M and its representatives may reasonably request. SMI, the Shareholders and O&M agree to jointly plan and conduct such due diligence in a manner reasonably believed not to adversely affect the relationship and good will of the employees, customers, vendors and other business partners of SMI and O&M. Notwithstanding the foregoing, SMI and O&M may restrict the access of the other to certain commercially sensitive information with respect to pricing, margins and contractual terms with specific vendors and customers prior to expiration of the waiting period (and any extensions thereof) under the HSR Act, provided that reasonable arrangements shall be made for the conduct of the review of such information promptly following such expiration and the completion of such review before the mailing of the Proxy Statement/Prospectus.

      6.02  Obligations Concerning Confidentiality.

            (a) SMI, the Shareholders and O&M and O&M Holding will treat all such information obtained from the other in strict confidence and will take all necessary or appropriate actions to prevent disclosure of such confidential information to third parties without the prior consent of the other party and will use all reasonable efforts to cause their Affiliates and advisors to keep such information confidential; provided, however, that: (i) any of such information obtained by a party hereto may be disclosed to the directors, officers, employees, representatives, advisors and Affiliates of such party solely in connection with this Agreement and the transactions contemplated hereby (it being understood that such directors, officers, employees, representatives and advisors shall be informed by such party of the confidential nature of such information and shall be directed by such party to treat such information confidentially); and (ii) any of such information may be disclosed as, in the opinion of counsel to O&M, is required to be disclosed in the Proxy Statement/Prospectus or in any report or other filing made by O&M under the Securities Act or the Exchange Act or, in the reasonable judgment of O&M, is necessary to be disclosed in connection with obtaining the financing described in Section 8.14. The foregoing shall not apply to any party with respect to information which:

                   (i) was at the time of disclosure generally available to the public, other than by breach of this provision;

                   (ii) was in the possession of such party prior to disclosure by the other party;

                   (iii) after such disclosure was acquired in good faith from a third party, who did not obtain it directly or indirectly from SMI, O&M, or any agent of any such party unlawfully; or

                    (iv) was developed independently within the organization of SMI or O&M, as the case may be, by personnel not having access to such information.

            (b)   Notwithstanding anything in paragraph (a) of this Section











6.02, confidential information may be disclosed, if and only to the extent legally required, in response to legal process or applicable governmental regulations, provided that the party obligated to disclose such information first notifies the other party of the obligation to disclose such confidential information and the party so obligated fully cooperates with the other party in taking such measures as shall be appropriate and to the extent and in the manner permissible under applicable Law.

            (c) If this Agreement should terminate for any reason, SMI and the Shareholders will return to O&M all documents obtained by it or its agents from O&M, containing non-public information concerning O&M and shall destroy or cause to be destroyed any copies thereof made for SMI or any of its agents or employees or the Shareholders, and O&M will return to SMI all documents obtained by it or its agents from SMI or the Shareholders, containing non-public information concerning SMI or the Shareholders, and shall destroy or cause to be destroyed any copies thereof made for O&M or any of its agents or employees.

      6.03 Conduct of Business by SMI Pending the Effective Time. SMI covenants and agrees that, from the date of this Agreement until the Effective Time or the earlier termination of this Agreement for any reason, SMI shall conduct its operations in the ordinary course and consistent with past practices (except for entry into new product lines and markets), and shall use its best efforts to (a) maintain and preserve its business organization, (b) retain the services of its key employees and (c) maintain relationships with customers, suppliers, and other third parties such that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date hereof until the Effective Time, SMI shall not, except as otherwise expressly provided in this Agreement, without the prior written consent of O&M:

            (a) do or effect any of the following actions with respect to the securities of SMI: (i) adjust, split, combine or reclassify its capital stock; (ii) make, declare or pay any dividend or distribution on or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except with respect to distributions aggregating (x) $3,000,000, plus (y) 45% of SMI's taxable income for the period from January 1, 1993 through the Effective Time, reduced by any distributions previously made with respect to such taxable income); (iii) grant any person any right to acquire any shares of its capital stock including rights under the Phantom Plans; (iv) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities; or (v) enter into any agreement, understanding or arrangement with respect to the sale of capital stock;























            (b) sell, transfer, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than sales of inventory made in the ordinary course of business;

            (c) make or propose any changes in its Articles of Incorporation or Bylaws;

            (d) merge or consolidate with any other person or acquire a significant amount of the assets or the capital stock of any other person other than the Midwest Acquisition;

            (e) incur, create, assume or otherwise become liable for any indebtedness for borrowed money other than in the ordinary course of business and pursuant to the Midwest Acquisition in accordance with Section 6.18 hereof;

            (f)   create any subsidiaries;

            (g) other than in the ordinary course of business, enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee;

            (h) change any method or principle of accounting in a manner that is inconsistent with past practice;

            (i)   make or revoke any tax election;

            (j) settle any claims, litigation or actions, whether now pending or hereafter made or brought, unless such settlement does not result in a material adverse effect on the business or condition (financial or otherwise) of SMI;

            (k) forgive any indebtedness or other obligations of any Affiliate of SMI or third party to SMI;

            (l) make any commitments for capital expenditures other than in the ordinary course of business; or

            (m)   agree to commit to do any of the foregoing.

      6.04 HSR Act Filings. SMI and O&M agree to make their respective filings promptly pursuant to the HSR Act, and to use their reasonable best efforts (which shall not include the obligation of O&M to divest any business or operations of SMI or O&M other than a divestiture of a de minimis amount of such business or operations), and to cooperate with each other in their efforts to effect compliance with the HSR Act. SMI and O&M will each supply the other party with a draft notification prior to filing, and a copy of its notification as filed, without exhibits.












      6.05 No Shopping. Prior to the Effective Time or termination of this Agreement pursuant to Section 10.01 hereof, neither SMI or the Shareholders will, directly or indirectly, through any officer or director of SMI, any agent or otherwise: (a) solicit, initiate, encourage the submission of, respond to or discuss inquiries or proposals of offers from any person relating to any acquisition or purchase of assets of, or any equity interest in, SMI or the SMI Common Stock or any exchange offer, merger, consolidation, business combination, sale of substantial assets or of a substantial amount of assets, sale of securities, liquidation, dissolution or similar transactions involving SMI or the Shareholders (a "Competing Transaction");
(b) enter into or participate in any discussions or negotiations regarding a Competing Transaction, or furnish to any other person any information with respect to the business, properties or assets of SMI; or (c) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek a Competing Transaction. SMI and the Shareholders shall immediately notify O&M of any proposal relating to a Competing Transaction or if any inquiry or contact with any person with respect thereto is made and shall immediately deliver to O&M copies of any such written proposal or offer and any communications made in response thereto.

      6.06 Shareholders Meeting. SMI shall duly call a meeting of the holders of SMI Common Stock to be held as soon as practicable (or arrange for action by unanimous written consent) for the purpose of voting on adoption of the SMI Plan of Exchange and approval of the transactions contemplated by this Agreement. Each Shareholder covenants and agrees to vote, or cause to be voted, all shares of SMI Common Stock owned by him in favor of approval of the SMI Plan of Exchange and approval of the transactions contemplated by this Agreement.

      6.07 Certain Notices. After the date hereof and prior to the Effective Time, SMI and the Shareholders shall give prompt notice to O&M of (a) any notice of, or other communication received by SMI relating to, a default or event which with notice or lapse of time or both would become a default under its Articles of Incorporation or Bylaws, or any indenture, loan agreement or other material agreement to which SMI is a party, by which it or any of its properties is bound or to which it or any of its properties is subject, (b) any notice or other communication from any third party received by SMI alleging that the consent of such third party is or may be required in connection with the transactions contemplated hereby and (c) any matter which, if it had occurred prior to the date hereof, would have made any of SMI's and the Shareholders' representations and warranties incorrect, incomplete or misleading.












      6.08 Consents and Approvals. SMI and the Shareholders shall use its and their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, to cooperate with O&M in connection with the foregoing and to obtain all material consents, waivers, approvals, authorizations or orders required for the authorization, execution and delivery of this Agreement and the SMI Plan of Exchange by SMI and the consummation by SMI of the transactions contemplated hereby and thereby prior to the Effective Time and to furnish true, correct and complete copies of each thereof to O&M. Without limiting the foregoing, SMI and each of the Shareholders shall use its and their respective best efforts: (a) to obtain all waivers, consents and approvals listed on Item 4.03 of the SMI Disclosure Schedule; (b) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any Laws, to defend all lawsuits or other legal proceedings challenging this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; and (c) to effect all necessary registrations and filings and submissions of information requested by governmental authorities.

      6.09 Proxy Statement/Prospectus. SMI and the Shareholders, at the Shareholders' sole expense, shall furnish to O&M and O&M Holding (a) as soon as practicable, but in no event later than February 28, 1994, all financial statements with respect to SMI and Midwest required to be included in the Proxy Statement/Prospectus and (b) within 45 days after the date hereof, all other information concerning SMI required for inclusion in the Proxy Statement/Prospectus, or for any application or other filing to be made by O&M or O&M Holding pursuant to this Agreement or pursuant to the rules and regulations of any governmental body in connection with the transactions contemplated by this Agreement, including without limitation all filings required to be made under federal laws or state securities laws, and shall otherwise cooperate with O&M and O&M Holding in connection therewith. SMI represents and warrants that all information so furnished to O&M and O&M Holding shall be correct in all material respects and shall not omit any material fact required to be stated therein or necessary in order to make the statements therein not misleading, and if SMI shall at any time discover that any such information so furnished shall not be in compliance with the foregoing, it will immediately notify O&M and O&M Holding of the same and correct and supplement any such information to the extent that it is necessary to do so. O&M represents and warrants that all information in the Proxy Statement/Prospectus other than information furnished to O&M by SMI and the Shareholders shall be correct in all material respects and shall not omit any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

      6.10 Shareholders Meeting; Proxy Statement/Prospectus. O&M shall duly call the O&M Shareholders' Meeting to be held as soon as practicable in accordance with O&M's Bylaws and applicable Law for the purpose of approving this Agreement and the transactions contemplated hereby, including the O&M Plan of Exchange, and agrees to use its best efforts to obtain the necessary adoption and approval thereof by the holders of O&M Common Stock. As promptly as practicable following the execution and delivery of this Agreement, O&M and O&M Holding shall prepare and file with the SEC the Proxy Statement/Prospectus and form of proxy complying in all respects with the proxy rules of the SEC and shall deliver the Proxy Statement/Prospectus and form of proxy to its shareholders of record at the earliest practicable date permitted under such rules for purposes of soliciting the proxies of the holders of O&M Common Stock for the O&M Shareholders' Meeting.

      6.11 Certain Notices. After the date hereof and prior to the Effective Time, O&M shall give prompt notice to SMI and the Shareholders of (a) any notice of, or other communication received by O&M relating to, a default or event which with notice or lapse of time or both would become a default under its Articles of Incorporation or Bylaws, or any indenture, loan agreement or other material agreement to which O&M is a party, by which it or any of its properties is bound or to which it or any of its properties is subject, (b) any notice or other communication from any third party received by O&M alleging that the consent of such third party is or may be required in connection with the transactions contemplated hereby and (c) any matter which, if it had occurred prior to the date hereof, would have made any of O&M's representations and warranties incorrect, incomplete or misleading.

      6.12 Consents and Approvals. Each of O&M and O&M Holding shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, to cooperate with SMI in connection with the foregoing and to obtain all consents, waivers, approvals, authorizations or orders required for the authorization, execution and delivery of this Agreement by O&M and the consummation by it of the transactions contemplated hereby and thereby prior to the Effective Time and to furnish true, correct and complete copies of each thereof to SMI. Without limiting the foregoing, O&M shall use its best efforts: (a) to obtain all waivers, consents and approvals listed on Item 5.03 of the O&M Disclosure Schedule; (b) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any Laws, to defend all lawsuits or other legal proceedings challenging this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; and (c) to effect all necessary registrations and filings and submissions of information requested by governmental authorities.

      6.13 Severance Agreements. The Shareholders shall obtain from each person who is a party to a Severance Agreement an agreement of satisfaction and release of SMI, O&M and O&M Holding with respect thereto in a form satisfactory to O&M Holding.

      6.14 Phantom Stock Plans. SMI shall use its best efforts to obtain from each participant in the Phantom Stock Plans an agreement of satisfaction and release effective upon payment by SMI of $1,800,000 pursuant to Section 9.14 hereof in a form satisfactory to O&M.

      6.15  SMI Funding.

            (a) SMI will continue to sell all of its accounts receivable to SMI Funding in accordance with the Sale and Administration Agreement through the close of business on the day immediately preceding the Effective Time. Before the Effective Time, SMI and SMI Funding will enter into an agreement satisfactory to them and to O&M Holding providing for the termination, no later than 150 days after the Effective Time, of the Sale and Administration Agreement and any agreement relating thereto. Such agreement also will provide, without limitation, that: (i) as of the close of business on the day immediately preceding the Effective Time, SMI shall have no further obligations to sell its receivables to SMI Funding and SMI Funding shall have no further obligations to purchase such receivables; (ii) for a period not to exceed 150 days after the Effective Time, SMI will continue to receive and remit to SMI Funding the proceeds of all SMI receivables sold to SMI Funding prior to the Effective Time; (iii) from and after the Effective Time, SMI will have no obligations or liabilities whatsoever under the Sale and Administration Agreement or any other agreement relating thereto; and (iv) the following provisions will govern the application of payments received:
(x) all payments on accounts received or collected by SMI on or after the Effective Time will be allocated among the receivables sold to SMI Funding and the receivables of SMI arising on or after the Effective Time in the manner specified in the remittance advice accompanying such payment; (y) if such allocation is not so specified in any remittance advice, SMI will contact the customer and request instructions as to how such payment should be allocated and (z) if the customer then declines to give such instructions, the amount of such payment shall be applied against the oldest outstanding invoices.












            (b) SMI will use its best efforts to sell all accounts receivable purchased from Midwest in connection with the Midwest Acquisition to SMI Funding pursuant to the terms of the Sale and Administration Agreement.

      6.16 Supply Agreement. Prior to the Effective Time, SMI shall have terminated its supply agreement with Pittsburgh International Medical Supply and SMI shall have no further obligations under such agreement thereafter.

      6.17 Servicing Agreements. Prior to the Effective Time, SMI and Specialty shall have agreed in writing that (i) the Servicing Agreement between them dated July 30, 1993 shall terminate no later than June 30, 1994 with respect to management information systems services and no later than the Effective Time with respect to all other services provided thereunder and
(ii) the Warehousing Agreement between them dated July 30, 1993 shall terminate no later than June 30, 1994.

      6.18 Midwest Acquisition. SMI and O&M acknowledge that SMI has entered into a letter of intent with respect to the Midwest Acquisition. The Shareholders agree that they shall cause the Midwest Acquisition to be consummated for an aggregate purchase price of not more than $12 million (including the assumption of indebtedness and all payments to any person in connection with such acquisition) no later than January 15, 1994.

      6.19  Fixed Assets Inventory.

            (a) On or before January 31, 1994, SMI shall permit O&M and its representatives, together with SMI, to conduct an inventory of the fixed assets of SMI of such scope as agreed upon between the parties. SMI agrees to give O&M and its representatives access during normal business hours to all of the offices, properties and relevant books and records of SMI in accordance with the provisions of Section 6.01 hereof for purposes of conducting any such fixed assets inventory.

            (b) SMI shall use its reasonable best efforts to preserve its fixed assets and prevent theft of its fixed assets, including personal computers.

      6.20 Specialty Obligations. Prior to the Effective Time, Specialty shall have paid in full the Specialty Obligations, including accrued interest thereon, if any, to the date of payment.


                                        ARTICLE VII

              Conditions Precedent to Obligations of SMI and the Shareholders

      The obligations of SMI and the Shareholders under this Agreement are subject, at the option of SMI and the Shareholders, to the fulfillment at or prior to the Effective Time of each of the following conditions:

      7.01 O&M Obligations. O&M shall have performed each obligation and covenant to be performed by it hereunder on or prior to the Effective Time.

      7.02 Accuracy of Representations and Warranties. The representations and warranties of O&M set forth in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except (a) as explicitly permitted by this Agreement and (b) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

      7.03 Consents and Approvals. SMI shall have received, each in form and substance satisfactory to SMI, all authorizations, consents, orders and approvals of all governmental authorities and officials and all third party consents listed on Item 4.03 of the SMI Disclosure Schedule and Item 5.03 of the O&M Disclosure Schedule which SMI deems reasonably necessary for the consummation of the transactions contemplated by this Agreement.

      7.04 Court Orders. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission or statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect which would (a) make the Exchanges or any of the transactions contemplated hereby illegal, (b) impose limitations on the ability of SMI or O&M to operate their businesses following the Exchanges other than a de minimus divestiture of SMI's or O&M's business or operations as provided in Section 6.04 hereof or (c) otherwise prevent the consummation of the Exchanges or the other transactions contemplated hereby.

      7.05 HSR Act. The waiting period (and any extensions thereof) under the HSR Act applicable to the SMI Exchange shall have expired or terminated.

      7.06 Actions and Proceedings. No suit, action or proceeding before any court or any governmental or regulatory authority shall have been commenced and be pending by any person against SMI, the Shareholders, O&M or O&M
Holding or any of their Affiliates, associates, officers or directors seeking to restrain, prevent, change or delay in any respect the transactions contemplated hereby, challenging any of the material terms or provisions of this Agreement or seeking damages in connection with the transactions contemplated hereby.

      7.07 O&M Shareholder Vote. At O&M's Shareholders' Meeting, the holders of more than two-thirds of the issued and outstanding shares of O&M Common Stock shall have voted to approve this Agreement and the transactions contemplated hereby, including the O&M Plan of Exchange.

      7.08  Completion of Investigation.  On or before the date the Proxy











Statement/Prospectus is mailed to the holders of O&M Common Stock, SMI and the Shareholders shall have completed to their reasonable satisfaction, as determined in good faith, a business and legal investigation of the matters set forth in the O&M Disclosure Schedule. SMI, the Shareholders, O&M and O&M Holding shall negotiate in good faith to resolve any issues disclosed in such investigation.

      7.09 Deliveries at Closing. O&M shall have delivered to SMI and the Shareholders, each properly executed and dated as of the date of Closing:

            (a) a certificate of the Chief Executive Officer and Chief Financial Officer of O&M to the effect that, to their Knowledge, the conditions specified in Section 7.01 and 7.02 hereof have been fulfilled;

            (b) certified resolutions duly adopted by O&M's Board of Directors approving the execution and delivery of this Agreement and consummation of the transactions contemplated hereby and certified resolutions duly adopted by the holders of O&M Common Stock approving this Agreement and the transactions contemplated hereby, including the O&M Plan of Exchange;

            (c) the opinion of Hunton & Williams, counsel to O&M, substantially to the effect set forth in Exhibit E attached hereto, together with such additional opinions as SMI may reasonably request and subject to such assumptions and qualifications (including reliance on certificates of officers of O&M and O&M Holding and governmental officials and opinions of other counsel) as may be customary or reasonable under the circumstances;

            (d)   the Registration Rights Agreement; and

            (e) a copy of the Amended and Restated Articles of Incorporation of O&M Holding, in the form in which the same has been delivered to the Commonwealth of Virginia State Corporation Commission for filing, which shall reflect that the Series B Preferred Stock will be accorded substantially the same relative seniority and priority, and will be entitled to substantially the same rights, under such Amended and Restated Articles of Incorporation as if the Series B Preferred Stock were to be issued as an additional series of preferred stock of O&M under its articles of incorporation as in effect on the date of this Agreement.


                                       ARTICLE VIII
              Conditions Precedent to the Obligations of O&M and O&M Holding

      The obligations of O&M and O&M Holding under this Agreement are subject,











at the option of O&M and O&M Holding to the fulfillment at or prior to the Effective Time of each of the following conditions:

      8.01 SMI and Shareholders Obligations. Each of SMI and the Shareholders shall have performed each obligation and covenant to be performed by each of them hereunder on or prior to the Effective Time.

      8.02 Accuracy of Representations and Warranties. The representations and warranties of SMI and the Shareholders set forth in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except (a) as explicitly permitted by this Agreement and (b) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

      8.03  Consents and Approvals.  O&M shall have received, each in form and substance satisfactory to O&M, all authorizations, consents, orders and approvals of all governmental authorities and officials and all third party consents listed on Item 4.03 of the SMI Disclosure Schedule and Item 5.03 of the O&M Disclosure Schedule which O&M deems reasonably necessary for the consummation of the transactions contemplated by this Agreement, including without limitation, the consent of each of O&M's lenders and VHA to the transactions contemplated by this Agreement on terms reasonably satisfactory to O&M.

      8.04 Court Orders. No preliminary or permanent injunction or other order, decree or filing issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission or statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect which would (a) make the Exchanges or any of the transactions contemplated hereby illegal, (b) impose limitations on the ability of SMI or O&M to operate their businesses following the Exchanges other than a de minimus divestiture of SMI's or O&M's business or operations as provided in Section 6.04 hereof or (c) otherwise prevent the consummation of the Exchanges or the transactions contemplated hereby.

      8.05 HSR Act. The waiting period (and any extensions thereof) under the HSR Act applicable to the SMI Exchange shall have expired or terminated.

      8.06 Actions and Proceedings. No suit, action or proceeding before any court or any governmental or regulatory authority shall have been commenced and be pending by any person against SMI, the Shareholders, O&M or O&M
Holding or any of their Affiliates, associates, officers or directors seeking to restrain, prevent, change or delay in any respect the transactions contemplated hereby, challenging any of the material terms or provisions of this Agreement or seeking damages in connection with the transactions contemplated hereby.

      8.07 O&M Shareholder Vote. At O&M's Shareholders' Meeting, the holders of more than two-thirds of the issued and outstanding shares of O&M Common Stock shall have voted to approve this Agreement and the transactions contemplated hereby, including the O&M Plan of Exchange.

      8.08 Opinion of J. P. Morgan. Before the Proxy Statement/Prospectus is mailed to the holders of O&M Common Stock, the Board of Directors of O&M shall have received from J. P. Morgan a written opinion addressed to it, in form and substance reasonably satisfactory to the Board of Directors of O&M and its counsel, for inclusion in the Proxy Statement/Prospectus, and dated on or about the date thereof, substantially to the effect that the proposed consideration to be paid by O&M Holding pursuant to the SMI Exchange is fair to the holders of O&M Holding Common Stock and O&M Holding from a financial point of view, and J. P. Morgan shall not have withdrawn such opinion before the Effective Time.

      8.09 Completion of Investigation. On or before the date the Proxy Statement/Prospectus is mailed to the holders of O&M Common Stock, O&M shall have completed to its reasonable satisfaction, as determined in good faith, a business and legal investigation of the matters set forth in the SMI Disclosure Schedule. SMI, the Shareholders, O&M and O&M Holding shall negotiate in good faith to resolve any issues disclosed in such investigation.

      8.10 VHA. O&M shall have received assurances from VHA that it does not intend to terminate or substantially reduce the volume of business under its contracts with SMI or O&M.

      8.11 Opinion Concerning Certain Tax Matters. O&M shall have received the written opinion of Hunton & Williams to the effect that no gain will be recognized for federal income tax purposes as a result of the Exchanges by SMI, O&M Holding, O&M or the holders of O&M Common Stock, and that the basis of holders of O&M Common Stock in the O&M Holding Common Stock received in the O&M Exchange will be the same as the basis of the O&M Common Stock exchanged therefor.

      8.12 Title to Real Property. O&M shall have received evidence that SMI has an owner's title insurance policy in an amount reasonably satisfactory to O&M insuring that SMI has good and marketable title to the Real Property and that the Real Property is free and clear of all liens, objections, charges, pledges and other encumbrances other than Permitted Liens.

      8.13 Environmental Matters. O&M shall have received a copy of an environmental report prepared by environmental engineers or auditors selected by O&M and at O&M's expense containing information consistent with good commercial and engineering practices to the reasonable satisfaction of O&M that no environmental noncompliance or conditions exist on or with respect to the Real Property or the Leased Property that could result in liabilities in excess of $250,000.

      8.14 Refinancing of SMI Indebtedness; Additional O&M Indebtedness. O&M Holding shall have received on or prior to the Effective Time proceeds of financings that are adequate, in the reasonable opinion of O&M Holding, for
(a) the refinancing of SMI's indebtedness (other than any indebtedness incurred to make the $3,000,000 distribution described in Section 6.03(a)) and (b) the refinancing of O&M's existing bank loans and all additional financing necessary for the transactions contemplated hereby, all on terms reasonably satisfactory to O&M Holding.

      8.15 Registration Statement. The registration statement of which the Proxy Statement/Prospectus constitutes a part shall have become effective and shall not be subject to any stop order issued by the SEC, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, or shall have been threatened and be unresolved.

      8.16 Deliveries at Closing. SMI and the Shareholders shall have delivered to O&M and O&M Holding, each properly executed and dated as of the date of Closing:

            (a) a certificate of the Chief Executive Officer and Chief Financial Officer of SMI to the effect that, to their Knowledge, the conditions specified in Sections 8.01 and 8.02 hereof have been fulfilled;

            (b)   a certificate from each of the Shareholders to the effect
that, to his   Knowledge, the conditions specified in Sections 8.01 and 8.02 hereof have been fulfilled;












            (c) certified resolutions duly adopted by SMI's Board of Directors approving the execution and delivery of this Agreement and consummation of the transactions contemplated hereby and certified resolutions duly adopted by the Shareholders approving the SMI Plan of Exchange and the transactions contemplated by this Agreement;












            (d) the opinion of Cohen & Grigsby, P.C., counsel to SMI, substantially to the effect set forth in Exhibit F attached hereto, together with such additional opinions as O&M may reasonably request and subject to such assumptions and qualifications (including reliance on certificates of officers of SMI and governmental officials and opinions of other counsel) as may be customary or reasonable under the circumstances;

            (e) the opinion of H. Vaughan Blaxter, III, or Russell W. Ayres, III, substantially to the effect set forth in Exhibit G attached hereto, together with such additional opinions as O&M may reasonably request and subject to such assumptions and qualifications (including reliance on certificates of Shareholders and governmental officials and opinions of other counsel) as may be customary or reasonable under the circumstances;

            (f)   the Registration Rights Agreement;

            (g) releases executed by each of the Shareholders releasing SMI from any claim he may have against SMI with respect to all matters and dealings with SMI prior to the date of Closing;

            (h) the releases referred to in Sections 6.13 and 6.14 hereof with respect to the Severance Agreements and the Phantom Stock Plans, respectively;

            (i)   the agreement between SMI and SMI Funding referred to in
Section 6.15 hereof;

            (j) estoppel certificates in a form reasonably satisfactory to O&M from each sublessee of Leased Property;

            (k)   an IRS Form W-9 completed and executed by each Shareholder;
and

            (l) a statement executed by each Shareholder providing a good faith estimate of his or her adjusted basis for federal income tax purposes in the shares of SMI Common Stock owned by such Shareholder immediately before the Effective Time.


                                        ARTICLE IX

                                    Indemnification and
                                   Additional Agreements

      9.01  The Shareholders' Indemnity.

            (a) Each of the Shareholders hereby jointly and severally agrees to indemnify and hold O&M's Indemnitees harmless from and against, and agrees to defend promptly O&M's Indemnitees from and reimburse O&M's Indemnitees for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind, including, without limitation, reasonable attorneys' fees and other legal costs and expenses (hereinafter referred to collectively as "Losses"), that O&M's Indemnitees may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any breach or inaccuracy of any of the representations and warranties made by SMI or the Shareholders in or pursuant to this Agreement; (ii) any failure of SMI or any of the Shareholders to carry out, perform, satisfy and discharge any of its or his covenants, agreements, undertakings, liabilities or obligations under this Agreement or the Related Agreements or under any of the documents and instruments delivered by the Shareholders or SMI pursuant to this Agreement;
(iii) the conduct of the business of SMI at any time before the Effective Time to the extent such activities result in any loss or liability (including tax obligations) that is not fully reflected on the Closing Balance Sheet or (except for the Specialty Litigation) the SMI Disclosure Schedules; provided, that, with respect to Losses related to the matters disclosed on Item 4.10A of the SMI Disclosure Schedule, the Shareholders shall indemnify O&M's Indemnitees for any amount by which the insurance deductible of SMI applicable to such matter exceeds the deductible, if any, provided for under O&M's insurance policy applicable to such a matter and in effect at the time of the occurrence of the event from which such Loss arose; (iv) any Specialty Litigation and any liability relating to or arising from the sale or other disposition or operation of any separate line of business formerly (but not now) conducted by SMI (whether as an unincorporated division or business function or as a subsidiary, direct or indirect), including without limitation Specialty and the former AIP division; (v) any Balance Sheet Deficiency; (vi) any costs, expenses or other liabilities incurred by SMI, O&M or O&M Holding resulting from the exercise by any holder of SMI Common Stock of dissenters' rights in connection with the transactions contemplated by this Agreement to the extent such costs, expenses or other liabilities exceed the sum of the cash consideration and the aggregate par value of the O&M Holding Preferred Stock to which such dissenting shareholder would have been entitled to pursuant to the SMI Plan of Exchange; (vii) the matter described on Item 4.10 of the SMI Disclosure Schedule with respect to the SMI 401(k) Plan, including but not limited to any costs of litigation with respect to such matter and the failure of the SMI 401(k) Plan to qualify and continue to qualify as a Qualified Pension Plan as a consequence of such matter described on Item 4.10 of the SMI Disclosure Schedule or as a consequence of any other matter occurring prior to the Effective Time; (viii) any obligation under the Phantom Stock Plans in excess of the amount set forth in Section 9.14 hereof; (ix) the Severance Agreements; and (x) any and all obligations, expenses or liabilities incurred by SMI, O&M or O&M Holding relating to or arising out of the Sale and Administration Agreement or any other agreement relating thereto (other than the agreement to be entered into by SMI and SMI Funding pursuant to Section 6.15 hereof); provided, however, that O&M's Indemnitees shall have no right to be indemnified, held harmless from, defended or reimbursed under Section 9.01(a)(i) unless such right is asserted (whether or not such Losses have actually been incurred) within 24 months after the Effective Time, except there shall be no time limitation with respect to the representations set forth in Sections 4.01, 4.02, 4.04 and 4.20 hereof, and the time limit with respect to any matter covered by
Section 4.21 hereof shall be 30 days after the expiration of the applicable statute of limitations with respect to such matter; and provided, further, that with respect to Losses related to item (vii) hereof, the term O&M's Indemnitees shall also include the SMI 401(k) Plan, the SMI 401(k) Plan's trust, and the participants, beneficiaries and alternate payees of the SMI 401(k) Plan (other than participants who have been trustees of the SMI 401(k) Plan and beneficiaries and alternate payees of participants who have been trustees of the SMI 401(k) Plan). Notwithstanding the foregoing, the Shareholders shall not be required to indemnify O&M's Indemnitees under
Section 9.01(a)(i), (ii), (iii) and (v) unless and until the amount of all Losses (without regard to any potential tax benefits) for which indemnification is sought with respect thereto shall exceed $1,000,000 and then only to the extent and in the amount of such excess.

            (b) In the event a claim against O&M's Indemnitees arises that is covered by the indemnity provisions of Section 9.01(a) hereof, notice shall be given promptly by O&M Holding to the Shareholders' Representative.
Provided that the Shareholders' Representative admits in writing to O&M
Holding that such claim is covered by the indemnity provisions of Section 9.01(a) hereof, the Shareholders' Representative shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless O&M Holding agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of the Shareholders; provided, however, that the Shareholders' Representative may not effect any settlement that could result in any cost, expense or liability to the O&M Indemnities unless O&M Holding consents in writing to such settlement and the Shareholders' Representative agrees to indemnify the O&M Indemnitees therefor. O&M Holding may select counsel to participate in any defense assumed by the Shareholders, in which event such counsel shall be at O&M Holding's own cost and expense. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

      9.02  O&M's Indemnity.

            (a) Each of O&M Holding and O&M hereby agrees to indemnify and hold Shareholders' Indemnitees harmless from and against, and agree to defend promptly Shareholders' Indemnitees from and reimburse Shareholders' Indemnitees for, any and all Losses that Shareholders' Indemnitees may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any breach or inaccuracy of any of the representations and warranties made by O&M in or pursuant to this Agreement; (ii) any failure by O&M to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or the Related Agreements and (iii) the conduct by SMI, O&M or O&M Holding of the business of SMI after the Effective Time other than with respect to facts, circumstances or conditions existing as of the Effective Time; provided, however, that Shareholders' Indemnitees shall have no right to be indemnified, held harmless from, defended or reimbursed under Section 9.02(a)(i) unless such right is asserted (whether or not such Losses have actually been incurred) within 24 months after the Effective Time, except there shall be no time limitation with respect to the representations set forth in Sections 5.01 and 5.02 hereof. Notwithstanding the foregoing, O&M and O&M Holding shall not be required to indemnify Shareholders' Indemnitees under this Section 9.02 unless and until the amount of all Losses (without regard to any potential tax benefits) for which indemnification is sought with respect thereto shall exceed $1,000,000 and then only to the extent and in the amount of such excess.












            (b) In the event a claim against Shareholders' Indemnitees arises that is covered by the indemnity provisions of Section 9.02(a) hereof, notice shall be given promptly by the Shareholders' Representative to O&M Holding. Provided that O&M Holding admits in writing to the Shareholders'
Representative that such claim is covered by the indemnity provisions of
Section 9.02(a) hereof, O&M Holding shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless the Shareholders' Representative agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of O&M Holding; provided, however, that O&M Holding may not effect any settlement that could result in any cost, expense or liability to the Shareholders unless the Shareholders' Representative consents in writing to such settlement and O&M Holding agrees to indemnify the Shareholders therefor. The Shareholders' Representative may select counsel to participate on behalf of the Shareholders in any defense assumed by O&M Holding, in which event the Shareholders' counsel shall be at their own cost and expense. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

      9.03 Acquisition for Investment; Transfer Limitations. Each of the Shareholders represents and warrants to O&M Holding that he is an "accredited investor", as defined in Rule 501 under the Securities Act, his respective shares of O&M Holding Preferred Stock are being acquired in the SMI Exchange for investment purposes and not with a view toward any resale or any distribution thereof. No Shareholder may Transfer shares of the O&M Holding Preferred Stock; provided, however, a Shareholder may Transfer O&M Holding Preferred Stock (a) by a gift, (b) by descent or distribution, (c) to beneficiaries pursuant to a trust existing as of the date hereof and (d) to a Shareholder if, in any such case, the transferee (other than a charitable institution holding less than 1% of the O&M Holding Common Stock) expressly agrees in writing to be bound by the terms of Sections 9.03, 9.04, 9.05 and
9.06 hereof. Each Shareholder may only Transfer shares of O&M Holding Common Stock in compliance with this Section and Section 9.04 hereof and the Securities Act. Each Shareholder acknowledges that the shares of O&M Holding Preferred Stock (and the shares of O&M Holding Common Stock received upon conversion thereof) will be issued pursuant to an exemption from registration under the Securities Act, and the certificates representing such shares will bear a legend indicating that they have not been registered under the Securities Act and may not be Transferred by such Shareholder, except, in the case of the O&M Holding Common Stock, in compliance with this Agreement and pursuant to an effective registration statement or pursuant to an exemption from registration. In the event a Shareholder determines to Transfer any shares of O&M Holding Common Stock pursuant to an exemption from registration under the Securities Act, such Shareholder will, prior to Transferring such shares, cause counsel selected by such Shareholder but satisfactory to O&M Holding to deliver an opinion to O&M Holding to the effect that the Transfer of such shares is exempt from the registration provisions of the Securities Act or, in the case of a transfer permitted by Rule 144, such Shareholder will provide evidence satisfactory to O&M Holding that the Transfer of such shares is exempt from the registration provisions of the Securities Act.

      9.04  Right of First Refusal.












            (a) In the event that any Shareholder desires to Transfer to any third party any shares of O&M Holding Common Stock as permitted by Section
9.03 hereof, he shall give O&M Holding notice ("Notice of Transfer") of his bona fide intent to sell such shares of O&M Holding Common Stock, specifying
(i) the number of shares to be Transferred, (ii) the prospective purchasers thereof, (iii) the minimum price and other terms and conditions of such Transfer, and offering to Transfer such shares of O&M Holding Common Stock to O&M or its designee(s) at such minimum price and on such terms and conditions. The Notice of Transfer shall be accompanied by a copy of the offer from such third party.

            (b) If O&M Holding or its designee(s) shall not within 30 days after receipt of the Notice of Transfer accept such offer in writing with respect to all the shares of O&M Holding Common Stock specified in such notice, then, subject to the provisions of paragraphs (c) and (e) hereof, such Shareholder may Transfer such shares to the prospective purchasers specified in such Notice of Transfer at a price equal to or above the minimum price and on other terms and conditions no less favorable to such Shareholder than those specified in the Notice of Transfer, at any time within 60 days of the expiration of such 30-day period, but not otherwise.

            (c) If such Shareholder shall not have consummated the proposed Transfer within 60 days after the expiration of the 30-day period referred to in paragraph (b) above, then he may not Transfer such shares of O&M Holding Common Stock without again complying with the provisions of this Section 9.04.

            (d) If O&M Holding or its designee(s) shall accept such offer within 30 days after the receipt of the Notice of Transfer pursuant to paragraph (b) above, then O&M Holding or its designee(s) shall purchase the shares of O&M Holding Common Stock specified in such notice as promptly as is reasonably practicable, but in no event later than 60 days following such acceptance.

            (e) Notwithstanding any other provision in this Section 9.04, each Shareholder agrees that he will not, without the prior written consent of O&M Holding, knowingly Transfer any shares of O&M Holding Common Stock to a competitor of O&M Holding (including any officer, director, employee, shareholder or Affiliate of such competitor) or to any person (including such person's Affiliates and any person or entity which is, to his Knowledge after inquiry of O&M Holding, part of any group which includes such transferee or any of its Affiliates) that, after giving effect to such Transfer, would beneficially own 5% or more of the issued and outstanding shares of O&M
Holding Common Stock unless the transferee agrees to be bound by Sections
9.03, 9.04, 9.05 and 9.06 hereof.

            (f) Notwithstanding any provision to the contrary in this Section 9.04, a Shareholder may Transfer O&M Holding Common Stock without complying with the provisions of this Section 9.04 (i) by a gift, (ii) by descent or distribution, (iii) to beneficiaries pursuant to a trust existing as of the date hereof, or (iv) to a Shareholder; provided, that, in any such case, the transferee (other than a charitable institution holding less than 1% of the O&M Holding Common Stock) expressly agrees in writing to be bound by the terms of Sections 9.03, 9.04, 9.05 and 9.06 hereof and O&M is given prior written notice of such Transfer.

      9.05 Standstill. Each Shareholder agrees that so long as (i) he owns any shares of O&M Holding Preferred Stock or (ii) the Shareholders, collectively with their respective Affiliates, own 5% or more of the issued and outstanding shares of O&M Holding Common Stock, without the prior written consent of O&M Holding, he will not and will cause his Affiliates not to:

            (a) acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, or initiate contact with any person with the intent to advise, encourage or assist such or any other person to purchase or acquire in any manner shares of any class of capital stock of O&M Holding ("O&M Holding Capital Stock"), or participate with or provide assistance to any person in the purchase or other acquisition of O&M Holding Capital Stock;

            (b) form, join or in any way participate in a "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to O&M Holding Capital Stock, except insofar as such group consists solely of the Shareholders;

            (c) "solicit" proxies with respect to O&M Holding Capital Stock under any circumstance; or become a "participant" by taking a position contrary to that of the Board of Directors of O&M Holding in any contest relating to the election of directors of O&M Holding or any other matters submitted to shareholders at an annual meeting or any special meeting (as such defined terms are used in Regulation 14A under the Act); a Shareholder shall be deemed to "solicit" or to be such a "participant" if he counsels or advises or otherwise provides assistance to any person who undertakes or makes such a "solicitation" or is such a "participant," but shall not, in any event, be deemed to "solicit" or to be such a "participant" by reason of exercise of his voting rights with respect to O&M Holding Capital Stock;

            (d) deposit any O&M Holding Capital Stock, or any securities convertible into O&M Holding Capital Stock, in a voting trust, or subject any O&M Holding Capital Stock, or any securities convertible into O&M Holding Capital Stock, to a voting or similar agreement, other than as required by
Section 9.06 hereof;

            (e) directly or indirectly offer, sell, transfer, pledge or otherwise dispose of or encumber any O&M Holding Capital Stock, or any securities convertible into O&M Holding Capital Stock except, subject (in the cases described in clauses (i) and (ii) below) to prior compliance with the provisions of Section 9.04 hereof:

                (i) sales of O&M Holding Capital Stock pursuant to an underwritten distribution to the public, registered under the Securities Act, in which the Shareholders use their best efforts and direct the underwriters to use their best efforts to effect as wide a distribution of such O&M Holding Capital Stock as reasonably practicable and to prevent any one person or group from purchasing through such offering a number of shares representing more than 2% of the total number of shares of all O&M Holding Capital Stock;

                (ii)  sales of O&M Holding Capital Stock in open market






















            transactions pursuant to Rule 144 of the General Rules and Regulations under the Securities Act (provided that any such sale is in compliance with the requirements of paragraphs (c)(d)(e)(f) and (g) of such rule notwithstanding the provisions of paragraph
            (k) of such rule) and in accordance with Section 9.03 hereof;

                (iii) a bona fide pledge of, or the granting of a security interest in, such O&M Holding Capital Stock to an institutional lender to secure a bona fide loan or guarantee, provided that the lender acknowledges in writing that it has received a copy of this Agreement and agrees that prior to making any offer to sell, sale, transfer or other disposition of such O&M Holding Capital Stock, whether upon foreclosure of such pledge or security interest or otherwise, such lender will give O&M the opportunity to purchase such O&M Holding Capital Stock in the manner specified in Section
            9.04 hereof; or

                (iv) sales of O&M Holding Capital Stock to O&M Holding or to any person or group designated by O&M Holding; or

            (f) initiate, commence or propose, or induce or attempt to induce or give encouragement to any other person to initiate, commence or propose, any tender or exchange offer for O&M Holding Capital Stock or any "affiliated transaction" (as that term is defined in Section 13.1-725 of the Code of Virginia, as in effect on the date of this Agreement, but with the phrase
"any other Person" substituted for the phrase "any interested shareholder").

      9.06 Voting Agreement. Each Shareholder agrees that, so long as (a) he owns any shares of O&M Holding Preferred Stock or (b) the Shareholders, collectively with their respective Affiliates, own 5% or more of the issued and outstanding shares of O&M Holding Common Stock, he shall vote all shares of O&M Holding Preferred Stock or O&M Holding Common Stock, as the case may be, with respect to each matter to be voted upon by the holders of such shares, in the same proportion as the votes cast on such matter by all other holders of the O&M Holding Common Stock (excluding for such purposes shares held by any person or "group" within the meaning of Section 13(d)(3) of the Exchange Act (other than any employee benefit plan of O&M Holding, O&M or the O&M Subsidiaries or any person holding shares for or pursuant to the terms of any such employee benefit plan) which beneficially owns 5% or more of the issued and outstanding shares of O&M Holding Common Stock); provided, however, that the provisions of this Section 9.06 shall not apply with respect to (a) any matter to be voted upon by holders of O&M Holding Capital Stock that would amend (i) the provisions of the Series B Preferred Stock or
(ii) any other provisions of the Articles of Incorporation or Bylaws of O&M Holding if such amendment would affect adversely the relative rights or preferences thereof and (b) the election of any director who may be elected by the holders of O&M Holding Preferred Stock and any nominee to the Board of Directors of O&M Holding designated by the Shareholders' Representative in accordance with Section 9.09 hereof.












      9.07 Noncompetition Covenant. Each of the Shareholders agrees that, except for his ownership of shares of O&M Holding Preferred Stock or O&M Holding Common Stock and without the prior written consent of O&M Holding, for a period of three years after the Effective Time (the "Noncompete Period"), he will not, directly or indirectly, either individually or as an employee, agent, partner, investor, shareholder, consultant or in any other capacity participate in or have a financial or other interest in any business in the United States (the "Noncompete Area") which is competitive with the business conducted by O&M, SMI or the O&M Subsidiaries as of the Effective Time; provided, however, that the foregoing shall not preclude the Shareholders or their respective Affiliates from owning in the aggregate, directly or indirectly, up to 5% of the issued and outstanding shares of any class of capital stock of a company, the stock of which is publicly traded on a national securities exchange or in the over-the-counter market. The parties acknowledge that the business conducted as of the date hereof by Specialty is not competitive with the business conducted by O&M, the O&M Subsidiaries or SMI.

      If a judicial determination is made that any provision of this Section
9.07 constitutes an unreasonable or otherwise unenforceable restriction against the Shareholders, the provisions of this Section 9.07 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereto hereby agree that any judicial authority construing this provision shall be empowered to sever any portion of the Noncompete Area or any prohibited business activity from the coverage of this Section 9.07 and to apply the provisions of this Section 9.07 to the remaining portion of the Noncompete Area or the remaining business activities not so severed by such judicial authority.

      The Shareholders hereby agree that any remedy at law for any breach of the provisions contained in this Section 9.07 shall be inadequate and that O&M Holding shall be entitled to injunctive relief in addition to any other remedy it might have hereunder.

      The running of the Noncompete Period shall be tolled during, and the Noncompete Period shall be extended by, any period of time during which any Shareholder violates the terms of this Section 9.07 as determined by a court of competent jurisdiction.

      9.08  Tax Returns.

            (a)   O&M Holding and the Shareholders acknowledge that the status of SMI as an "S corporation" will be terminated by the SMI Exchange, that SMI's taxable year will end at the close of the day before the Effective Time (the "Last SMI Year"), that SMI's books shall be closed for income tax purposes as of the close of the Last SMI Year, and that a new taxable year for SMI will begin on the date of the Effective Time (the "First C Year"). The Shareholders shall cause to be prepared and timely filed (taking into account permitted extensions of the due date) all income tax returns of SMI for the Last SMI Year and, if not filed before the day of the Effective Time, SMI's preceding taxable year (e.g., IRS Form 1120S, Schedule K-1(1120S) and state income tax returns). A photocopy of each such tax return shall be furnished to O&M Holding at least 30 days before the due date (including any extensions) for filing the tax return. The Shareholders' Representative shall deliver to O&M Holding, with the photocopy of the proposed IRS Form 1120S for the Last SMI Year, a schedule updating the tax basis information provided by the Shareholders pursuant to Section 8.16(l) hereof. If O&M Holding disagrees with the amount or treatment of any item on any such return, O&M Holding shall notify the Shareholders' Representative, and O&M











Holding and the Shareholders' Representative shall proceed in good faith to resolve any dispute regarding the return before the due date. All income tax returns filed after the date of the Effective Time for taxable years of SMI beginning before such date shall be based on the same tax accounting methods and elections as used for its taxable year immediately preceding the year of such return, except as otherwise required by law or as agreed upon by O&M Holding and the Shareholders' Representative.

            (b) The Shareholders, O&M Holding and SMI will cooperate with each other to the extent reasonably required to facilitate the preparation and timely filing of (i) any income tax return of SMI for its Last SMI Year, the preceding taxable year, or its First C Year and (ii) any tax information return, report, or statement with respect to the SMI Exchange.

      9.09 Board Nominee. Commencing when and continuing for so long as the Shareholders, collectively, have the right to vote at least 5% of the outstanding shares of O&M Holding Common Stock, O&M Holding will exercise all authority under applicable law (subject to the fiduciary obligations of the Board of Directors of O&M Holding to O&M Holding's shareholders) to cause one nominee designated by the Shareholders' Representative and reasonably acceptable to the Board to be included in the slate of nominees recommended by such Board to O&M Holding's shareholders for election as directors at each annual meeting of shareholders of O&M Holding.

      9.10 Financial Statements. The Shareholders shall cause E&Y to prepare and deliver to O&M Holding by February 28, 1994 audited balance sheets as of December 31, 1993 and 1992 and April 30, 1992 and 1991 and audited statements of income and cash flow for the year ended December 31, 1993, the fiscal years ended April 30, 1992 and 1991 and the eight months ended December 31, 1992 and any other financial statements of SMI and Midwest as may be required by Rule 3-05(b) of Regulation S-X of the SEC audited by E&Y that have not been delivered previously pursuant to Section 6.09 hereof.

      9.11 Tax Status of Exchanges. O&M, O&M Holding, SMI and the Shareholders acknowledge that the Exchanges are intended to qualify as a transaction described in Section 351 of the Code and that the Exchanges are intended to be pursuant to a single plan for purposes of Section 351 of the Code and the regulations thereunder. O&M, O&M Holding, SMI and the Shareholders covenant that they will report the Exchanges in accordance with such intent for federal income tax purposes.

      9.12 Shareholders' Representative. Each of the Shareholders hereby appoints C. G. Grefenstette or his designee (as appointed in writing), as the agent, proxy, and attorney-in-fact for the Shareholders for all purposes under this Agreement (including without limitation full power and authority to act on the Shareholders' behalf) (a) to consummate the transactions contemplated under this Agreement, (b) in the event of such consummation, to receive on behalf of the Shareholders each of such Shareholder's SMI Exchange Consideration, (c) to pay in accordance with Section 11.01 hereof the Shareholders' share of the transaction expenses, (d) to execute and deliver the Certificates and such further instruments of assignment as O&M Holding shall reasonably request, (e) to execute and deliver on behalf of the Shareholders any amendment to this Agreement, provided that such amendment does not change the definition or manner of calculating the SMI Exchange Consideration to be received by the holders of the SMI Common Stock or does not increase the Shareholders' liabilities in any material respect and does not alter Article IV hereof in a manner adverse to the Shareholders, and (f) to take all other actions to be taken by or on behalf of the Shareholders and exercise any and all rights which the Shareholders are permitted or required to do or exercise under this Agreement. The Shareholders' Representative shall not be liable to the Shareholders for any error in judgment for any act or step taken, or permitted to be taken, in good faith, or for doing anything in connection herewith, except for his own willful misconduct or gross negligence. As between themselves and the Shareholders' Representative, the Shareholders, jointly and severally, agree to indemnify the Shareholders' Representative against, and hold the Shareholders' Representative harmless from, any and all losses, costs, damages, expenses, claims and attorneys' fees suffered or incurred by the Shareholders' Representative as a result of, in connection with, or arising from or out of, the acts or omissions of the Shareholders Representative in performance of, or pursuant to, this Agreement, except such acts or omissions as may result from the Shareholders'











Representative's willful misconduct or gross negligence.

      9.13 Books and Records. O&M Holding agrees to cooperate with and make available to the Shareholders during normal business hours, all books, records and information relating to SMI that are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter. The Shareholder(s) requesting any such books, records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books, records, information or employees.

      9.14 Phantom Stock Plans. Immediately following the Effective Time, SMI shall pay to the participants in the Phantom Stock Plans an aggregate of $1,800,000 in satisfaction in full of SMI's obligations under such plan.

      9.15 New York Stock Exchange Listing Application. O&M Holding agrees to use its best efforts to cause the shares of O&M Holding Common Stock issuable upon conversion of the O&M Preferred Stock to be listed on the New York Stock Exchange.

      9.16  Midwest Accounts Receivable Guarantee.

            (a) SMI shall have the right, at any time after the 150th day following the Effective Time, to assign to the Shareholders a face amount of Midwest Receivables (the "Assigned Receivables") equal to the uncollected portion of any Midwest Receivable included on the Closing Balance Sheet that has not been collected by SMI within 150 days after the Effective Time; provided, however, that prior to such reassignment, SMI shall use reasonable and customary efforts to collect such Midwest Receivables (which shall not require SMI to employ commercial collection agencies or file suit). SMI shall deliver to the Shareholders' Representative all documents that relate to the Assigned Receivables and any similar documents generated by SMI after the Effective Time. Upon receipt of a document from SMI transferring the Assigned Receivables to the Shareholders, the Shareholders shall have the joint and several obligation to promptly pay to SMI the face amount of the Assigned Receivables (less any reserve for the Midwest Receivables on the Closing Balance Sheet). SMI shall cooperate with the Shareholders in any reasonable collection efforts relating to the Assigned Receivables, including remitting to the Shareholders' Representative any proceeds received by SMI with respect to such Assigned Receivables.

            (b)   All payments on the relevant accounts received by SMI during the period beginning at the Effective Time and ending on the 150th day following the Effective Time shall be allocated among the Midwest Receivables and the relevant accounts receivable arising after the Effective Time in the manner specified in the remittance advice accompanying such payment. If such allocation is not so specified in any remittance advice, SMI will contact the customer and request instructions as to how such payment should be allocated. If the customer then declines to give such instructions, the amount of such payment shall be applied against the oldest outstanding invoices.


                                         ARTICLE X

                             Termination, Amendment and Waiver

      10.01 Termination. This Agreement may be terminated and the Exchanges may be abandoned, by written notice promptly given to the other parties hereto, at any time prior to the Effective Time:

            (a) By mutual written consent of SMI, the Shareholders, O&M and O&M Holding;

            (b) By SMI and the Shareholders, if O&M enters into a definitive agreement with respect to (i) any acquisition or purchase of assets of, or any equity interest in, or any exchange offer, merger, consolidation, business combination, sale of all or substantially all of the assets, sale of securities, liquidation, dissolution or similar transactions involving O&M, or (ii) any acquisition by O&M of another corporation or other entity, in any such case in which the value of the aggregate consideration to be paid would exceed $100,000,000;

            (c) By SMI and the Shareholders, if O&M fails to perform in any material respect any of its obligations under this Agreement;

            (d) By SMI and the Shareholders, if there has been a material breach by O&M of any representation and warranty contained in this Agreement;

            (e) By O&M and O&M Holding if there has been a material breach by SMI or the Shareholders of any representation and warranty contained in this Agreement except to the extent the material breach of such representation or warranty shall result in the indemnification therefor by the Shareholders pursuant to Section 9.01(a)(vii);

            (f) By O&M and O&M Holding, if SMI or any of the Shareholders fails to perform in any material respect any of its obligations under this Agreement;

            (g) By O&M or the Shareholders, if the O&M Exchange is not approved by the shareholders of O&M at the O&M Shareholders' Meeting; or

            (h)   By any of SMI, the Shareholders, O&M or O&M Holding, if the






















Effective Time shall not have occurred on or before June 30, 1994.

      10.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of SMI, O&M or the Shareholders except as set forth in Sections 6.02, 10.03 and 11.02. Nothing herein shall relieve any party from liability for its breach of this Agreement, except to the extent that Section 11.02 hereof limits the amount of such liability under the circumstance specified therein.

      10.03       Post-Termination Covenants.

            (a)   If this Agreement terminates for any reason pursuant to
Section 10.01, no party hereto will utilize the fact that this Agreement has been terminated in order to disparage the commercial interests, including without limitation the customer, vendor and employee relationships, of the other. Each party agrees that, upon any breach of this covenant by either party, the aggrieved party shall be entitled to injunctive relief as well as damages.

            (b)   If this Agreement terminates for any reason pursuant to
Section 10.01, for one year after such termination, neither SMI nor O&M nor any of their respective Affiliates shall solicit for employment any person currently employed by the other as long as such employee remains in the employ of the other party.


                                        ARTICLE XI

                                    General Provisions

      11.01 Expenses. Except as provided below, the Shareholders each shall be responsible for the fees and expenses of SMI's and their respective counsel, accountants, and other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby incurred after December 10, 1993. For purposes of this
Section 11.01, (a) the fees and expenses of Cohen & Grigsby, Steptoe & Johnson or any other legal advisors to SMI or the Shareholders incident to the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, and (b) any fees and expenses of E&Y or any other accountants or financial advisors to SMI or the Shareholders, including preparation of the Closing Balance Sheet and the financials required by Sections 6.09 and 9.10 hereof (other than expenses up to a maximum of $216,000 related to the ordinary 1993 year-end audit conducted in accordance with GAAP which shall be borne by SMI) shall be the sole obligation of the Shareholders. For purposes of this Section 11.01, the fees and expenses of Hunton & Williams, KPMG, J.P. Morgan or any other legal or financial advisors to O&M Holding and O&M shall be the sole obligation of O&M Holding and O&M.












      11.02 Break-up Fee. If this Agreement is terminated by SMI or the Shareholders pursuant to Section 10.01(d) hereof, then O&M shall pay to SMI as liquidated damages within ten days after the date of such termination $2,000,000 (by wire transfer of immediately available funds to an account designated by SMI for such purpose).












      If this Agreement is terminated by O&M or O&M Holding pursuant to
Section 10.01(e) hereof, then SMI shall pay to O&M as liquidated damages within ten days after the date of such termination $2,000,000 (by wire transfer of immediately available funds to an account designated by O&M for such purpose).

      11.03 Publicity. Except to the extent otherwise expressly required by Law, prior to the Effective Time no party hereto shall make or cause to be made any news release or other public statement, including communications to employees, suppliers, distributors and customers of SMI or O&M, pertaining to the matters contemplated by this Agreement unless approved by SMI and O&M, which approval shall not be unreasonably withheld. Without limiting the foregoing, in all announcements, press releases, notices to customers, vendors, employees and other third parties, and in all other communications in which this Agreement and the transactions contemplated hereby are described by any party hereto, each of SMI and O&M will, and will instruct their directors, officers, employees, agents and other representatives to, characterize such transactions as a merger or a business combination of SMI and O&M.

      11.04 Further Assurances. SMI, the Shareholders, O&M and O&M Holding each agree that at the request of the other parties hereto it will execute and deliver all such further assignments, endorsements and other documents and perform all such other acts and things as the other party may reasonably request to evidence the consummation of the transactions contemplated by this Agreement.

      11.05 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by certified mail, overnight mail, telecopier or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:



            (a)   if to SMI or the Shareholders:

                  C. G. Grefenstette











                  2000 Grant Building
                  Pittsburgh, PA  15219
                  (412) 338-3689
                  Telecopy: (412) 338-3696

                  with a copy to:

                  Cohen & Grigsby, P.C.
                  2900 CNG Tower
                  625 Liberty Avenue
                  Pittsburgh, PA  15222
                  (412) 391-3382
                  Attention:  David J. Kalson
                  Telecopy:  (412) 391-3382

            (b)   if to O&M or O&M Holding:












                  Owens & Minor, Inc.
                  4800 Cox Road
                  Glen Allen, VA  23060
                  (804) 747-9794
                  Attention:  G. Gilmer Minor, III
                  Telecopy:  (804) 747-9270

                  with a copy to:

                  Hunton & Williams
                  Riverfront Plaza, East Tower
                  951 East Byrd Street
                  Richmond, VA  23219-4074
                  (804) 788-8200
                  Attention:  C. Porter Vaughan, III
                  Telecopy:  (804) 788-8218

      11.06 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      11.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as provided in
Section 9.01(a) hereof, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.












      11.08 Severability. If any of the provisions of this Agreement shall be declared by any court of competent jurisdiction illegal, void or unenforceable, the other provisions shall not be affected, but shall remain in full force and effect.

      11.09 Miscellaneous. This Agreement (including the Schedules and Exhibits hereto and the certificates of the parties delivered in connection herewith and referred to herein) and the Related Agreements: (a) constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) may not be assigned; and (c) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the Commonwealth of Virginia (other than the SMI Plan of Exchange which shall be governed by the internal laws of the Commonwealth of Pennsylvania), without giving effect to the principles of conflict of laws thereof.

      11.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

      11.11 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.

      11.12 Waiver. At any time prior to the Effective Time, any party hereto may extend the time for the performance of any of the obligations or other acts of any other parties hereto or waive compliance with any of the agreements of any other party or with any conditions to its own obligations.











Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

      11.13 Remedies. The Shareholders acknowledge and agree that O&M would be irreparably damaged in the event any of the provisions of Sections
9.03 through 9.07 were violated or not performed by the Shareholders in accordance with their specific terms or were otherwise breached. It is accordingly agreed that O&M shall be entitled to an injunction or injunctions to prevent breaches of such Sections and to specifically enforce such Sections and the terms and provisions thereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which O&M may be entitled, at law or in equity.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by SMI, O&M and the O&M Holding, by their respective officers thereunto duly authorized, and by each of the Shareholders.

                                          STUART MEDICAL, INC.


                                          By:   __________________________
                                                Mark J. Laskow
                                                Title: Chairman of the Board
                                                       of Directors


                                          OWENS & MINOR, INC.



                                          By:   __________________________
                                                G. Gilmer Minor, III
                                                Title: President and Chief
                                                       Executive Officer


                                          OMI HOLDING, INC.


                                          By:   __________________________
                                                G. Gilmer Minor, III
                                                Title: President

                                   Henry L. Hillman, Elsie H. Hillman and C. G.
                                   Grefenstette, Trustees under the Henry L.
                                   Hillman Trust under agreement of trust dated
                                   November 18, 1985













                                   By______________________________________
                                                      Trustee














                                     ______________________________________
                                      Juliet Lea Hillman Simonds



                                     ______________________________________
                                          Audrey Hillman Fisher



                                     ______________________________________
                                          Henry L. Hillman, Jr.



                                     ______________________________________
                                           William T. Hillman



                                     ______________________________________
                                            Howard B. Hillman



                                     ______________________________________
                                           Tatnall L. Hillman

                                                                  Exhibit A


                                    PLAN OF EXCHANGE OF
                               SHARES OF OWENS & MINOR, INC.
                              FOR SHARES OF OMI HOLDING, INC.


Section 1.   Parties to the Exchange

      The name of the corporation proposing to exchange its shares is Owens & Minor, Inc. ("O&M"), a Virginia corporation. The name of the corporation that is to acquire all outstanding shares of O&M is OMI HOLDING, INC. ("Holding Company"), a Virginia corporation.

Section 2.   Exchange of Shares

      Upon the effective time specified in Articles of Exchange filed with respect to this Plan of Exchange with the State Corporation Commission of Virginia (the "Effective Time"), by virtue of this Plan of Exchange and without any action on the part of the holders thereof:

      (a) Each outstanding share of common stock, $2 par value, of O&M shall automatically be converted into and exchanged for one share of common stock, $2 par value, of Holding Company;












      (b) Each right outstanding to acquire a share of common stock, $2 par value, of O&M, whether by stock option, conversion right or otherwise, shall automatically be converted into and exchanged for the right to acquire a share of common stock, $2 par value, of Holding Company;

      (c)   Each right outstanding to acquire a share of Series A
            Participating Preferred Stock, $10 par value, of O&M shall automatically be converted into and exchanged for the right to acquire a share of Series A Participating Preferred Stock, $100 par value, of Holding Company;

      (d) Holding Company shall become the owner and holder of all outstanding shares of common stock, $2 par value, of O&M; and

      (e) Each outstanding share of common stock, $2 par value, of Holding Company outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive $10 from Holding Company.

Section 3.   Certificates Representing Common Stock

      At the Effective Time, each certificate evidencing ownership of outstanding shares of common stock, $2 par value, of O&M shall automatically and without any action on the part of the holder thereof be deemed to evidence an identical number of shares of common stock, $2 par value, of Holding Company.

Section 4.   Amendment or Termination

      With the approval of their respective Board of Directors, the parties hereto may amend this Plan of Exchange before the Effective Time, provided that any amendment made subsequent to the submission of this Plan of Exchange to the shareholders of the parties hereto shall not:

      (a) alter or change the amount or kind of shares, securities, cash, property or rights to be received in exchange for or on conversion of all or any of the shares of any class or series of such corporation;

      (b) alter or change any of the terms and conditions of the plan if such alteration or change would adversely affect the shares of any class or series of such corporation; or

      (c) alter or change any terms of the Articles of Incorporation of any corporation whose shareholders must approve this Plan of Exchange.

      This Plan of Exchange may be terminated before the Effective Time by the affirmative vote of a majority of the members of O&M's Board of Directors whether or not the holders of common stock, $2 par value, of O&M have cast their votes with regard to the exchange.

                                                                   Exhibit B
























                               REGISTRATION RIGHTS AGREEMENT


                               Dated ________________, 1994


                                       by and among




                                 OMI HOLDING, INC.


                                       and

                         Certain Former Shareholders of


                              STUART MEDICAL, INC.

                         REGISTRATION RIGHTS AGREEMENT


      THIS AGREEMENT, entered into this ______ day of _______________, 1994, by and among OMI Holding, Inc., a Virginia corporation (the "Company"), and the Shareholders designated on the signature pages hereof (individually a "Shareholder" and collectively the "Shareholders").
                                   W I T N E S S E T H:
      WHEREAS, the Company, the Shareholders, Stuart Medical, Inc., a Pennsylvania corporation ("SMI"), and Owens & Minor, Inc., a Virginia corporation, have entered into an Agreement of Exchange, dated as of December 22, 1993 (the "Agreement of Exchange"), pursuant to which shares of Series B Preferred Stock, par value $100 per share, of the Company (the "Preferred Stock") will be issued to the Shareholders pursuant to a plan of exchange (the "Exchange");
      WHEREAS, the shares of Preferred Stock, as a class, are convertible at any time into shares of Common Stock, par value $2.00 per share, of the Company (the "Common Stock"); and
      WHEREAS, it is a condition to the obligations of the parties to the











Agreement of Exchange to consummate the transactions contemplated thereby that each of the Shareholders and the Company execute and deliver this Agreement.
      NOW, THEREFORE, in consideration of the premises and the mutual terms and provisions hereof, the parties hereto, intending to be legally bound hereby, agree as follows:
      1. Definitions. For purposes of this Agreement, the following terms have the following respective meanings, and any capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Agreement of Exchange.
            (a) "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
            (b)   "Demanding Person" shall have the meaning set forth in
Section 3 hereof.
            (c) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute enacted hereafter, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.
            (d) "Holder" or "Holders" shall mean one or more of the Shareholders (if the Shareholders hold Registrable Securities) and any other person holding Registrable Securities to whom these registration rights have been transferred pursuant to Section 12 of this Agreement; provided, however, that any person who acquires any of the Common Stock or Registrable Securities in a distribution pursuant to a registration statement filed by the Company under the Act or pursuant to a sale under Rule 144 under the Securities Act shall not be considered a Holder.
            (e) "Option" shall have the meaning set forth in Section 4 hereof.
            (f) The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or order of effectiveness of such registration statement by the Commission.
            (g) "Registrable Securities" shall mean (i) the shares of Common Stock into which the shares of Preferred Stock issued in the Exchange are convertible and (ii) any Common Stock issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the Common Stock. For purposes of this Agreement, any shares of Preferred
Stock, with respect to which such Holder has surrendered his certificates and given notice, satisfactory to the Company, of conversion subject to (x) the closing of an offering covered by a registration effected under this Agreement or (y) a purchase pursuant to Section 4 hereof, shall be deemed Registrable Securities.
            (h) "Registration Period" shall mean the period commencing 18 months after the Effective Time and ending seven years after the Effective Time.
            (i) "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute enacted hereafter, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.
      2. Demand Registration. Subject to the other provisions of this Agreement, on two occasions during the Registration Period, if the Holders of at least fifty percent of the Registrable Securities request in writing to register under the Securities Act an offering of Registrable Securities, the reasonably anticipated price to the public (based on contemporaneous market prices of the Common Stock) of which equals or exceeds $50,000,000 (to be determined without reduction for any purchase of Registrable Securities by the Company pursuant to Section 4 hereof), the Company shall promptly notify in writing all other Holders of such request. Within 20 calendar days after such notice has been given by the Company, any other Holder may give written notice to the Company of such Holder's request to include his Registrable Securities in the registration. As soon as practicable after the expiration of such 20-day period, subject to the provisions of Sections 4 and 6 hereof, the Company will use all reasonable efforts to cause the offering of all Registrable Securities that the Holders have so requested to be registered under the Securities Act; provided, however, that the Company shall not be required to effect a registration under this Section 2 unless such registration may be effected using Form S-3 (or other comparable short form registration statement that is a successor to Form S-3). The Company shall use its best efforts to meet the registrant requirements of Form S-3. If any registration requested under this Section 2 is not completed because the Company shall fail to comply in any material respect with any of its obligations in
Section 5 with respect to the requested registration, the Holder's request to register the offering of Registrable Securities shall not be counted in determining the number of registrations to which the Holders are entitled pursuant to this Section 2.
      3. Piggyback Registration. Subject to the other provisions of this Agreement, if at any time during the Registration Period the Company proposes to register any shares of Common Stock under the Securities Act for its own account or the account of holders of Common Stock who are not Holders (a "Demanding Person") in connection with the public offering of such securities solely for cash on a registration form that would also permit the registration of Registrable Securities (except pursuant to any registration statement relating solely to or in connection with (a) employee benefit plans of the Company or any of its affiliates, (b) an offering by the Company exclusively to its existing shareholders or (c) a Registration Statement on Form S-4 or other registration statement filed in connection with a merger, share exchange or other business combination), the Company shall, each such time, promptly give each Holder written notice of such proposal. Subject to the provisions of Sections 4 and 6 hereof, upon the written request of any Holder given within 20 days after such notice has been given by the Company, the Company shall use all reasonable efforts to cause to be included in such registration all Registrable Securities that each such Holder has requested to be registered.
      4. Right to Purchase Stock. In the event that any Holders submit a request for Registration to the Company pursuant to Section 2 or 3 hereof, the Company (or any person or persons designated by the Company) shall have the right and option (an "Option") to purchase for cash all or any part of the Registrable Securities the Holders requested to be registered. An Option shall be exercised by the Company (or any person or persons designated by the Company) by giving notice to the selling Holders, within 30 days after receipt by the Company of the initial request for registration. The purchase price per share of Registrable Securities purchased pursuant to the exercise of the Option shall be the average of the closing prices of the Common Stock on the New York Stock Exchange on the 30 consecutive trading days preceding the date on which the Company exercises its Option to purchase the Registrable Securities. The closing of any such purchase shall take place on such date as shall be agreed upon by the parties but in no event later than 120 days after receipt by the











Company of the request for registration. Upon exercise of the Option, the Company (or the person or persons designated by the Company) shall be legally obligated to consummate the purchase contemplated thereby and the registration request by the selling Holders pursuant to which the Company exercised the Option shall be counted for purposes of determining the number of registrations to which the Holders thereafter are entitled pursuant to Section 2.
      5.    Company Obligation in Connection with the Registrations.
Whenever required by Sections 2 or 3 to use all reasonable efforts to effect the registration of any Registrable Securities, the Company shall:
            (a) prepare and file with the Commission a registration statement on Form S-3 (or other comparable short form registration statement that is a successor to Form S-3) with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective;
            (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement;
            (c) furnish to the selling Holders or their underwriter such number of copies of any prospectus (including any preliminary prospectus), and any amendments or supplements thereto, as the selling Holders may reasonably request in order to effect the offering and sale of the Registrable Securities to be offered and sold by such selling Holders;
            (d) use its best efforts to qualify the offering under applicable blue sky laws or such other state securities laws as may be reasonably requested by and necessary to enable the selling Holders to offer and sell the Registrable Securities; provided, however, that the Company shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it is not then qualified, to subject itself to taxation in any such jurisdiction or to file any general consent to service of process;
            (e) use its best efforts to cause the registration statement to remain current until the earlier of (i) 120 days following its effective date and (ii) the completion of the sale of the Registrable Securities being sold;
            (f) instruct the transfer agent (or agents) and the registrar (or registrars) of the Company's securities to release any applicable stop transfer orders with respect to the Registrable Securities being sold;
            (g) notify each selling Holder of Registrable Securities and the managing underwriter (i) when a prospectus or any prospectus supplement or amendment to a prospectus has been filed and, with respect to a registration statement or any post-effective amendment thereto, when the same has become effective and (ii) of the issuance by the Commission of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings for any such purpose; and
            (h) promptly notify each selling Holder of such Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act upon the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading.
      6. Limitations, Conditions and Qualifications to Obligations of the Company. The obligations of the Company to use all reasonable efforts to cause Registrable Securities owned by the selling Holders to be registered are subject to each of the following limitations, conditions and qualifications:
            (a) The Company shall be entitled to postpone for a reasonable period of time the filing of any registration statement otherwise required to be prepared and filed by it pursuant to Section 2 above, as follows:
                  (i) if, in the reasonable judgment of the Company, a registration at the time and on the terms requested would adversely affect any securities offering by the Company that had been formally proposed by the Company prior to the Company's receipt of notice by the Holders requesting registration, the Company shall not be required to commence using all reasonable efforts to effect a registration pursuant to Section 2 until the later of (A) 10 days after the completion or abandonment of such securities offering and related distribution and (B) the termination of any "black out", hold-out or lock-up period or the like, if any, required by any underwriters in connection with such securities offering; provided, however, that such delay shall not exceed 120 days; and provided further that the Holders requesting registration will not unreasonably withhold their consent to a request by the Company to extend such period; and provided further that the Company may not invoke against any Holder the suspension of commencement of reasonable efforts to effect a registration pursuant to Section 2 by reason of a securities offering more than two times in any 12-month period; and
                  (ii)  if, while a request for registration pursuant to
Section 2 is pending, the Company determines in its reasonable judgment that (A) the filing of a registration statement would require the disclosure of material information which the Company has a bona fide business purpose for preserving as confidential, (B) that the Company would be unable to comply with Commission requirements, or (C) the filing of a registration statement would interfere with any material transaction of the Company then pending, the Company shall not be required to commence using all reasonable efforts to effect a registration pursuant to Section 2 until the earlier of (x) 10 days after the date upon which such material information is disclosed to the public or ceases to be material, the Company becomes able to comply with Commission requirements, or such registration would no longer interfere with a material transaction, as the case may be, or (y) 120 days after the Company makes such good faith determination; provided, however, that the Holders requesting registration will not unreasonably withhold their consent to a request by the Company to extend such period.
      If the Company shall so postpone the filing of a registration statement, the selling Holders shall have the right to withdraw the request for registration by giving written notice to the Company within 30 days after the Company's notice of postponement (and, in the event of such withdrawal, such request shall not be counted for purposes of determining the number of registrations to which the Holders are entitled pursuant to
Section 2).
            (b) The selling Holders shall furnish to the Company such information regarding them, the Registrable Securities held by them, and the intended method of disposition of such securities as the Company shall reasonably request and as shall be required under the Securities Act or other applicable laws in connection with the action to be taken by the Company.
            (c)   In the event the Holders request registration pursuant to
Section 2 above, (i) the offering or distribution of the Registrable Securities shall be pursuant to a firm commitment underwriting, (ii) the underwriter selected by the selling Holders shall be a nationally recognized investment banking firm approved by the Company (which approval shall not be unreasonably withheld) and (iii) the Company will, if requested, enter into an underwriting agreement containing representations, warranties and agreements (including an agreement with respect to contribution) not substantially different from those customarily made as of the date hereof by an issuer in underwriting agreements with respect to secondary distributions; provided, however, that except for the inclusion therein of an agreement with respect to contribution, the Company will not be obligated to enter into an agreement with respect to indemnification of the underwriters substantially different from that set forth in Section 8 below.
            (d) In connection with any offering involving an underwriting of shares being issued by the Company, the Company shall not be required under
Section 3 hereof to include any of the Holders' Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company, and then only in such quantity as will not, in the opinion of the underwriters, materially impair the success of the offering by the Company.
If the total amount of Registrable Securities that all Holders request to be included in such offering exceeds the amount of securities that the managing underwriter believes compatible with the success of the offering, the Company shall only be required to include in the offering so many of the securities of the selling Holders and the securities to be offered for the account of any other shareholders of the Company to be included in the offering as the underwriters believe will not materially impair the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities owned by such selling shareholders, or in such other proportions as shall mutually be agreed to by such selling shareholders), provided that no such reduction shall be made with respect to any securities offered by the Company for its own account.
            (e) In connection with any offering by a Demanding Person not involving an underwriting of shares being issued by the Company, the Company shall not be required under Section 3 hereof to include any of the Holders' Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Demanding Person, the Company and the underwriters selected by the Company or such Demanding Person and then only in such quantity as will not, in the opinion of the underwriters, materially impair the success of the offering by the Demanding Person. If the total amount of Registrable Securities that all Holders request to be included in such offering exceeds the amount of securities that the managing underwriter reasonably believes compatible with the success of the offering, the Company and the Demanding Person shall only be required to include in the offering so many of the securities of the selling Holders and the securities to be offered for the account of any other shareholders of the Company (other than the Demanding Person) to be included in the offering as the underwriters believe will not materially impair the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders (other than the











Demanding Person) according to the total amount of securities owned by such selling shareholders, or in such other proportions as shall mutually be agreed to by such selling shareholders), provided that no such reduction shall be made with respect to any securities offered by the Demanding
Person.
      7.    Registration Expenses.  (a)  Except as required by the
Commission, any other federal or state regulatory authority or the New York Stock Exchange, all expenses incurred in connection with a registration pursuant to Section 2 hereof (excluding underwriters' discounts and commissions), including without limitation all registration and qualification fees, printers' and accounting fees, and fees and disbursements of counsel for the Company shall be borne by the Company; provided, however, that the Company shall not be required to pay the fees and expenses of any separate counsel retained by the Holders; and provided, further, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2 hereof if the registration request is subsequently withdrawn, unless the Holders agree to forfeit one of their rights to a demand registration pursuant to Section 2 hereof.
            (b) In the case of any registration effected pursuant to Section 3 hereof, the Holders of Registrable Securities shall bear any additional registration and qualification fees and expenses (including underwriters' discounts and commissions), and any additional costs and disbursements of counsel for the Company that result from the inclusion of the Registrable Securities in such registration, with such additional expenses of the registration being borne by all selling Holders and other selling shareholders participating in such registration pro rata on the basis of the amount of securities so registered.
      8.    Indemnification.
            (a) In the case of each registration effected by the Company pursuant to Section 2 or 3, the Company agrees to indemnify and hold harmless the selling Holders, their officers, directors, employees, representatives and agents, each underwriter of the Registrable Securities so registered and each person who controls any such person or underwriter within the meaning of Section 15 of the Securities Act, against any and all losses, claims, damages or liabilities to which they or any of them may become subject under the Securities Act or any other statute or common law, including any amount paid in settlement of any litigation, commenced or threatened, if such settlement is effected with the written consent of the Company, and to reimburse them for any reasonable legal or other expenses incurred by them in connection with investigating any claims and defending any actions, insofar as any such losses, claims, damages, liabilities or actions arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in the registration statement or prospectus relating to the sale of such Registrable
Securities, or any post-effective amendment thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, if used prior to the effective date of such registration statement, or contained in the final prospectus
(as amended or supplemented if the Company shall have filed with the Commission any amendment thereof or supplement thereto) if used within the period during which the Company is required to keep the registration statement to which such prospectus relates current pursuant to this











Agreement, or the omission or alleged omission to state therein (if so used) a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the indemnification agreement contained in this
Section 8(a) shall not (i) apply to such losses, claims, damages, liabilities or actions arising out of, or based upon, any such untrue statement or alleged untrue statement, or any such omission or alleged omission, if such statement or omission was made in reliance upon and in conformity with information furnished to the Company by a Holder or such underwriter in writing specifically for use in connection with preparation of the registration statement, any preliminary prospectus or final prospectus contained in the registration statement, or any amendment or supplement thereto, or (ii) inure to the benefit of any underwriter or any person controlling such underwriter, if such underwriter failed to send or give a copy of the final prospectus to the person asserting the claim at or prior to the written confirmation of the sale of such Registrable Securities to such person and if the untrue statement or omission concerned had been corrected in such final prospectus.
            (b) In the case of each registration effected by the Company pursuant to Section 2 or 3 hereof, each selling Holder agrees, and each underwriter of the Registrable Securities to be registered (each such party and such underwriters being referred to severally in this subparagraph (b) as the "indemnifying party") shall agree (in the case of the underwriters, to the extent customary at the time) to indemnify and hold harmless the Company, each person (if any) who controls the Company within the meaning of Section 15 of the Securities Act, the directors of the Company and those officers of the Company who shall have signed any such registration statement, against any and all losses, claims, damages or liabilities to which they or any of them may become subject under the Securities Act or any other statute or common law, including any amount paid in settlement of any litigation, commenced or threatened, if such settlement is effected with the written consent of the indemnifying party, and to reimburse them for any reasonable legal or other expenses incurred by them in connection with investigating any claims and defending any actions, insofar as any such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement in, or omission or alleged omission from, such registration statement or any post-effective amendment thereto or any preliminary prospectus or final prospectus (as amended or as supplemented, if amended or supplemented as aforesaid) contained in such registration statement, if such statement or omission was made in reliance upon and in conformity with information furnished to the Company by such indemnifying party in writing specifically for use in connection with the preparation of such registration statement or any preliminary prospectus or final prospectus contained in such registration statement or any such amendment or supplement thereto.
            (c) Each indemnified party will, with reasonable promptness after its receipt of written notice of the commencement of any action against such indemnified party in respect of which indemnity may be sought from an indemnifying party on account of an indemnity agreement contained herein, notify the indemnifying party in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall so notify an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. The indemnity agreements in this
Section 8 shall be in addition to any liabilities which the indemnifying parties may have pursuant to law.
      9. Reports Under Exchange Act. With a view to making available to the Holders of Registrable Securities the benefits of Rule 144 promulgated under the Securities Act and any other comparable rule or regulation of the Commission that is a successor to Rule 144 that may at any time permit a Holder to sell Registrable Securities of the Company to the public without registration, the Company agrees to use its best efforts to:
            (a) make and keep public information available, as those terms are understood and defined in Rule 144;
            (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act; and
            (c) furnish upon request to any Holder, so long as such Holder owns any of the Registrable Securities, a written statement by the Company that it has complied with the reporting requirements of Rule 144, a copy of the most recent annual or quarterly report of the Company filed as required under the Exchange Act, and such other reports and documents so filed by the Company as may be reasonably requested in availing any Holder of any rule or regulation of the Commission permitting the sale of the Registrable Securities without registration.
      10.   Lockup Agreement.
            (a) In consideration for the Company agreeing to its obligations under this Agreement, the Holders agree in connection with any registration of the Company's securities, upon the request of the Company or the underwriters managing any underwritten offering of the Company's securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than Registrable Securities (i) included in the registration or (ii) transferred by (A) a gift, (B) by descent or distribution, (C) to beneficiaries pursuant to a trust existing as of the date of the Agreement of Exchange, or (D) to a Shareholder; provided, that, in any such case, the transferee (other than a charitable institution holding less than 1% of outstanding shares of Common Stock) expressly agrees in writing to be bound by the terms of this Section 10) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time
(not to exceed one hundred eighty (180) days) from the effective date of such registration as the Company or the underwriters may specify.
            (b) The Company agrees (i) not to effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable for such securities, during the seven days prior to and during the 180-day period (or such shorter period as the managing underwriters may specify) beginning on the effective date of any registration statement related to an underwritten offering pursuant to which Registrable Securities are to be sold (except as part of such underwritten registration or pursuant to employee benefit plans of the Company or any of its affiliates, an offering by the Company exclusively to its existing shareholders or a Registration Statement on Form S-4 or other registration statement filed in connection with a merger, share exchange or other business combination), unless the underwriters managing the registered public offering otherwise agree and (ii) to use its best efforts to cause each holder of at least 5% (on a fully diluted basis) of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, purchased from the Company at any time after the date of this Agreement (other than a registered public offering) to agree not to effect any sale or distribution of any such securities during such period (except as part of such underwritten registration, if otherwise permitted), unless the underwriters managing the registered public offering otherwise agree.
      11. Certain Limitations in Connection with Future Grants of Registration Rights.
           (a) From and after the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company providing for the granting to such holder of registration rights unless such agreement:
                  (i)   includes the equivalent of Section 10 as a term; and
                  (ii) includes a provision that, in the case of a public offering involving an underwritten registered offering under Section 2 hereof, protects the Holders of Registrable Securities if marketing factors require a limitation on the number of securities to be included in the underwriting in the manner in which the Company is protected under
Section 6(d); and
            (b) If at any time on or after the date of this Agreement the Company shall enter into any agreement granting to any person rights to the registration of equity securities of the Company, it will include terms that preserve for the Holders the treatment provided in Sections 6(d) and
(e) hereof.
      12. Transfer of Registration Rights. Except as provided below, the registration rights provided by this Agreement may be assigned to a Holder's transferee, provided that (a) any such Transfer is permitted under the provisions of the Agreement of Exchange, (b) the Company is given written notice by the Holder at the time of such Transfer stating the name and address of the transferee and the number of Registrable Securities and shares of Preferred Stock being Transferred, (c) the transferee has agreed to be bound by the transfer restrictions set forth in the Agreement of Exchange and (d) after the Transfer, the transferee holds at least 100,000 shares of Registrable Securities. Notwithstanding the foregoing, the registration rights provided by this Agreement may not be assigned to any transferee in a distribution pursuant to a registration statement filed by the Company under the Securities Act or pursuant to a sale in accordance with Rule 144 under the Securities Act.
      13. Suspension of Disposition of Registrable Securities. Each selling Holder of Registrable Securities agrees by acquisition of such Registrable Securities that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5(h) hereof, such Holder will forthwith discontinue disposition of Registrable
Securities until such Holder's receipt of copies of a supplemental or amended prospectus contemplated by Section 5(h) hereof, or until it is advised in writing (the "Advice") by the Company that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus, and, if so directed by the Company, such Holder will deliver to the Company (at the expense of the Company) all copies, other than permanent file copies then in such Holder's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the time period specified in Section 5(e) hereof shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to
Section 5(h) hereof to and including the date when each selling Holder of Registrable Securities shall have received the copies of the supplemented or amended prospectus contemplated by Section 5(h) hereof or the Advice.
      14. Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless the Company has obtained the written consent of Holders of at least a majority of the Registrable Securities at the time outstanding.
      15. Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, registered first-class mail, telex, telecopier, or air courier guaranteeing overnight delivery:
            (a) if to a Holder, initially c/o C.G. Grefenstette, 2000 Grant Building, Pittsburgh, PA 15219 and thereafter at such other address set forth in a notice which is given in accordance with the provisions of this
Section 14; and
            (b) if to the Company, initially at 4800 Cox Road, Glen Allen, VA 23060, to the attention of its President, and thereafter at such other address, notice of which is given in accordance with the provisions of this
Section 14.
      All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.
      16. Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
      17. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
      18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.
      19. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.
      20. Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the registration of the Registrable Securities. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted by the Company with respect to the Registrable Securities. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.
      21. Parties Benefitted. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies,











obligations or liabilities.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
                              OMI HOLDING, INC.

                              By:
                              G. Gilmer Minor, III
                              Title:   President


                              NAMES OF SHAREHOLDERS:

                              Henry L. Hillman, Elsie H. Hillman and C. G.
                              Grefenstette, Trustees under the Henry L. Hillman Trust under agreement of trust dated November 18, 1985


                              By
                                                      Trustee


                                               Juliet Lea Hillman Simonds


                                                 Audrey Hillman Fisher


                                                Henry L. Hillman, Jr.


                                                 William T. Hillman


                                                 Howard B. Hillman


                                                 Tatnall L. Hillman

                                                                  Exhibit C


                                  PLAN OF SHARE EXCHANGE
                              OF SHARES OF SERIES B PREFERRED
                                STOCK OF OMI HOLDING, INC.
                                            FOR
                                 SHARES OF COMMON STOCK OF
                                   STUART MEDICAL, INC.


      This Plan of Share Exchange ("Plan of Exchange") by and between STUART MEDICAL, INC., a Pennsylvania corporation ("SMI"), and OMI HOLDING, INC.











("OMI Holding"), a Virginia corporation.

                                          RECITAL


      1. Owens & Minor, Inc., OMI Holding, SMI and certain holders of the issued and outstanding Common Stock, $.0025 par value per share, of SMI
("SMI Common Stock") are parties to an Agreement of Exchange dated as of December 22, 1993 (the "Agreement of Exchange").
      2. The respective Boards of Directors of SMI and OMI Holding have by resolution duly approved the Agreement of Exchange and this Plan of Exchange, and the Board of Directors of SMI has directed that this Plan of Exchange be submitted to its shareholders for adoption.

                                         ARTICLE I

                                      EFFECTIVE TIME

      After filing of Articles of Exchange with the Department of State of the Commonwealth of Pennsylvania, at the effective time specified in such Articles (the "Effective Time"), all of the issued and outstanding shares of SMI Common Stock shall, by operation of law, be converted into and exchanged for (the "Exchange") $40,200,000 in cash and 1,150,000 shares of Series B Preferred Stock, $100 par value per share, of OMI Holding ("OMI Holding Preferred Stock"), subject to adjustment for Dissenting Shares (as defined in Section 3.06 hereof) and fractional shares, all pursuant to the terms and conditions of this Plan of Exchange and of the Agreement of Exchange.

                                        ARTICLE II

                              GENERAL EFFECTS OF THE EXCHANGE

      The Exchange shall have the effects set forth herein and in Section 1931 of the Pennsylvania Business Corporation Law (the "BCL"). Pursuant to the Exchange, OMI Holding shall become the owner and holder of all of the outstanding shares of SMI Common Stock.

                                        ARTICLE III

                              MANNER AND BASIS OF CONVERTING
                            SHARES OF SMI; EXCHANGE PROCEDURES

      Section 3.01 Effect on Shares. At the Effective Time, by virtue of the Exchange and without any action on the part of OMI Holding, SMI or any holder of capital stock of either of them:
            (a) Exchange of Outstanding Shares. Each share of SMI Common Stock outstanding immediately prior to the Effective Time (except for Dissenting Shares) with respect to which an election to receive cash (a
"Cash Election") has been made and not revoked ("Electing Shares"), and that has not been prorated pursuant to Section 3.03(c) hereof, shall be converted into and shall represent the right to receive the Cash
Consideration (as defined in Section 3.02(b) hereof).
            (b) Each share of SMI Common Stock outstanding immediately prior to the Effective Time, except Dissenting Shares and Electing Shares ("Non-











Electing Shares"), shall be converted into and shall represent the right to receive that fraction of a share of OMI Holding Preferred Stock having a par value equal to the Preferred Stock Consideration (as defined in Section 3.02(c) hereof).
      Section 3.02 Certain Definitions. (a) SMI shall obtain an opinion as to the aggregate fair market value of the OMI Holding Preferred Stock ("Aggregate Fair Market Value") as of a day that is not more than ten business days before the Effective Time. The term "Gross Valuation Amount" shall mean the sum of the Aggregate Fair Market Value plus $40,200,000.
            (b) The term "Cash Consideration" shall mean the quotient of the Gross Valuation Amount divided by 2,000,000.
            (c) The term "Preferred Stock Consideration" shall mean the result of the following formula:
       $115,000,000 divided by [2,000,000 - ($40,200,000/Cash Consideration)]
      Section 3.03 Elections. (a) Any holder of shares of SMI Common Stock may make a Cash Election for up to 75% of the outstanding shares of SMI Common Stock held by such holder. A form of election (the "Form of Election") shall be provided to each holder of SMI Common Stock as early as practicable before the Effective Time. Any such shareholder's Cash
Election shall have been properly made only if OMI Holding shall have received, no later than 5:00 p.m. Eastern Time on the last business day before the Effective Time (the "Election Cutoff Time"), a Form of Election properly completed and signed and accompanied by certificates for the shares of SMI Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of SMI.
            (b) Any Form of Election may be revoked or amended only by written notice from the appropriate holder received by OMI Holding no later than the Election Cutoff Time.
            (c) Anything in this Section 3.03 to the contrary notwithstanding, in the implementation of this Article III, OMI Holding shall make cash payments as nearly as practicable equal to but not less than $40,200,000 in the aggregate (the "Aggregate Cash Consideration"). In the event the product of the Cash Consideration multiplied by the number of Electing Shares exceeds the Aggregate Cash Consideration by more than $1,000, the Aggregate Cash Consideration shall be prorated among the number of Electing Shares to the end that the cash payments made by OMI Holding pursuant to Section 3.01 shall exceed by the smallest amount practicable the Aggregate Cash Consideration, and the remaining shares (or portions thereof) of Electing Shares shall be deemed to be shares (or portions thereof) of Non-Electing Shares and shall be converted into shares of OMI Holding Preferred Stock as provided in Section 3.01(b) hereof. In the event the product of the Cash Consideration multiplied by the number of Electing Shares is less than the Aggregate Cash Consideration, a number of Non-Electing Shares (determined pro rata among the total Non-Electing
Shares) shall be deemed to be Electing Shares to the end that the cash payments made by OMI Holding pursuant to Section 3.01 shall equal or exceed by the smallest amount practicable the Aggregate Cash Consideration.
      Section 3.04 Fractional Shares. No fractional shares of OMI Holding Preferred Stock shall be issued in the Exchange. Instead the number of shares of OMI Holding Preferred Stock that a holder of SMI Common Stock receives as a result of the Exchange shall be rounded to the nearest full share (with a fraction of .5 or greater being rounded to the next highest full share).
      Section 3.05      Treasury Shares.  Each share of SMI Common Stock held











in the treasury of SMI immediately prior to the Effective Time shall be automatically cancelled and retired and cease to exist, and no cash or securities or other payment shall be paid or payable in respect thereof.
      Section 3.06 Dissenting Shares. Notwithstanding anything in this Plan of Exchange to the contrary, shares of SMI Common Stock issued and outstanding immediately prior to the Effective Time that are held by a shareholder who objects to the Exchange and complies with all provisions of the BCL concerning the right of such holders to dissent from the Exchange and demand appraisal rights of their shares (the "Dissenting Shares") shall not be converted as described in Section 3.01 but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenting Holder pursuant to the BCL; provided, however, that all shares of SMI Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the BCL, shall be deemed to be converted, as of the Effective Time, into the right to receive shares of OMI Holding Preferred Stock in the amount and otherwise as specified in
Section 3.01(b), without interest.
      Section 3.07 Exchange Procedures. At the Effective Time, OMI Holding shall make available to each holder of record of a certificate or certificates that immediately prior to the Effective Time represent outstanding shares of SMI Common Stock (the "Certificates") whose shares were converted into the right to receive the Cash Consideration or shares of OMI Holding Preferred Stock, or both, pursuant to Section 3.01 hereof,
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to OMI Holding and shall be in such form and have such other provisions as OMI Holding may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Cash Consideration, certificates representing shares of OMI Holding Preferred Stock, or both, as the case may be. Upon surrender of a Certificate for cancellation to OMI Holding, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive (subject to deduction of any required withholding tax) in exchange therefor a check in the amount of any Cash Consideration that such holder has the right to receive pursuant to this Article III and a certificate representing that number of shares of OMI Holding Preferred Stock that such holder has the right to receive pursuant to the provisions of this Article III, and the Certificates so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.07, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender any Cash Consideration and the certificate representing shares of OMI Holding Preferred Stock as contemplated by this Section 3.07.
      Section 3.08 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to OMI Holding Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of OMI Holding Preferred Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid (subject to deduction of any required withholding tax) to the record holder of the certificates representing shares of OMI Holding Preferred Stock issued in exchange therefor, without interest, (i) any Cash Consideration to which such holder is entitled, (ii) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of OMI Holding Preferred Stock and (iii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, payable with respect to such shares of OMI Holding Preferred Stock.

                                        ARTICLE IV

                                        TERMINATION

      This Plan of Exchange may be terminated and the Exchange contemplated hereby may be abandoned at any time (notwithstanding approval hereof by the shareholders of SMI) prior to the Effective Time if the Agreement of Exchange is terminated in accordance with its terms.

                                                                 Exhibit D



            6. Series B Preferred Stock. The second series of Cumulative Preferred Stock shall be designated "Series B Cumulative Preferred Stock" ("Series B Preferred Stock") and the number of shares constituting such series shall be 1,150,000. The preferences, limitations and relative rights of shares of Series B Preferred Stock shall be as follows:

                  (a)   Dividends and Distributions.

                       (1) The holders of shares of Series B Preferred Stock, in preference to the holders of Common Stock and of any other capital stock of the Corporation ranking junior to the Series B Preferred Stock as to payment of dividends, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, a per annum cash dividend of $4.50 per share, and no more, payable in equal quarterly amounts of $1.125 each on the last day of each January, April, July and October of each year, beginning _____________, 1994 (each such date being referred to herein as a "Quarterly Dividend Payment Date"), to holders of record on the fifteenth day of each such respective month, commencing on the first Quarterly Dividend Payment Date after the first issuance of a share of Series B Preferred Stock.

                        (2) Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series B Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

                  (b) Voting Rights. The holders of shares of Series B Preferred Stock shall be entitled to vote on all matters submitted to a vote of the shareholders of the Corporation, voting together with the holders of shares of other series of the Preferred Stock entitled to vote thereon and the Common Stock as a single voting group. Each share of Series B Preferred Stock shall entitle the holder thereof to a number of votes equal to the number of shares of Common Stock into which such Series B Preferred share could be converted in accordance with Section 6(g) on the record date for determining the shareholders entitled to vote; it being understood that whenever the "Conversion Price" (as defined in Section 6(g)(1)) is adjusted as provided in Section 6(g)(5) the number of votes to which each share of Series B Preferred Stock is entitled shall also be similarly adjusted.

                  (c)   Certain Restrictions.

                       (1) Whenever quarterly dividends or other dividends or distributions payable on Series B Preferred Stock as provided in Section 6(a) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Preferred Stock outstanding shall have been paid in full, or declared and set apart for payment, the Corporation shall not:

                              (i) declare or pay or set apart for payment any dividends (other than dividends payable in shares of any class or classes of stock of the Corporation ranking junior to Series B Preferred Stock as to payment of dividends or warrants or rights to acquire such stock) or make any other distributions on, any class of stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to Series B Preferred Stock ("Junior Stock"), other than distributions of rights ("Rights") pursuant to the Rights Agreement, dated as of June 22, 1988, between Owens & Minor, Inc. and the rights agent thereunder, as heretofore amended and as it may be further amended, in accordance with it terms, or replaced from time to time (such agreement, as so amended or replaced, being hereinafter referred to as the "Rights Agreement"), and shall not redeem, purchase or otherwise acquire, directly or indirectly, whether voluntarily, for a sinking fund, or otherwise any shares of Junior Stock, provided that, notwithstanding the foregoing, the Corporation may at any time redeem, purchase or otherwise acquire shares of Junior Stock in exchange for, or out of the net cash proceeds from the concurrent sale of, other shares of Junior Stock or warrants or rights to acquire Junior Stock;

                              (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock ("Parity Stock"), except dividends paid or distributions made ratably on Series B Preferred Stock and all such Parity Stock on which dividends are payable or in arrears in proportion to the total amounts of such dividends to which the holders of all such shares are then entitled;

                             (iii) redeem or purchase or otherwise acquire for consideration shares of any Parity Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any Parity Stock in exchange for shares of any Junior Stock; or

                              (iv)  purchase or otherwise acquire for
                        consideration any shares of Series B Preferred Stock, or any shares of Parity Stock, except as permitted by the Articles of Incorporation of the Corporation or in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates, the amount of dividends in arrears and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                        (2)   Notwithstanding the foregoing, nothing in this
                  Section 6(c) shall prevent the Corporation from (i) declaring a dividend or distribution of Rights or issuing Rights in connection with the issuance of Series B Preferred Stock, Junior Stock or Parity Stock, or (ii) redeeming Rights at a price not to exceed $.01 per Right.

                       (3) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (1) of Section 6(c), purchase or otherwise acquire such shares at such time and in such manner.

                  (d) Reacquired Shares. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

                  (e)   Liquidation, Dissolution or Winding Up.

                        (1) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior upon liquidation, dissolution or winding up to Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends thereon, whether or not declared, to the date of such payment, and no more (the "Series B Liquidation Preference").

                        (2) In the event, however, that there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, then such remaining assets shall be distributed ratably to the holders of all such shares in proportion to their respective liquidation preferences.

                  (f) Redemption. The outstanding shares of Series B Preferred Stock may be redeemed at the option of the Corporation as a whole or in part at any time on or after April 30, 1997, or from time to time thereafter, at a cash price per share equal to
            (i) the par value thereof, plus (ii) all accrued and unpaid dividends thereon, whether or not declared, to the redemption date; provided, however, that: (i) any such redemption made before April 30, 2004 may be made solely to the extent of the sum of (x) the net proceeds from the sale or issuance by the Corporation for cash from time to time after January 1, 1994 of shares of capital stock of the Corporation or any other securities convertible into, or exchangeable or exercisable for such capital stock, plus (y) the fair market value (as determined in good faith by the Board of Directors of the Corporation) of all such capital stock or other securities sold or issued by the Corporation from time to time after January 1, 1994 in exchange for other property (including, without limitation, any thereof issued in exchange for stock, securities or assets of other corporations or other entities); and (ii) any redemption in part may only be made if the aggregate market value (based on the average of the closing prices of the Common Stock on the New York











            Stock Exchange for the ten trading days immediately preceding the date the Redemption Notice (as defined below) is given) of the total number of shares of Common Stock into which the Series B Preferred Stock to be redeemed are at the time convertible pursuant to Section (g)(1) is at least $50,000,000.

                  Not less than 30 days nor more than 60 days prior to the
            date fixed by the Corporation for redemption (the "Redemption Date"), written notice (the "Redemption Notice") shall be mailed by the Corporation, postage prepaid, to each holder of record of the Series B Preferred Stock at such holder's address as it appears on the stock transfer books of the Corporation. The Redemption Notice shall state:

                  (i) the total number of shares of Series B Preferred Stock to be redeemed;

                  (ii) the number of shares of Series B Preferred Stock held by the holder which the Corporation will redeem;

                  (iii)  the Redemption Date and the redemption price;

                  (iv) the fact that the holder's conversion rights will continue until the close of business on the second business day preceding the Redemption Date;

                  (v) that the holder is to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares of Series B Preferred Stock to be redeemed; and

                  (vi) if the redemption is in part, the Corporation's calculations showing compliance with clause (ii) of the proviso in the first paragraph of this Section 6(f).

                  (g)   Conversion.

                       (1) Subject to and upon compliance with the provisions of this Section (g), the holders of a majority of the shares of Series B Preferred Stock outstanding at the time shall have the right, at such holders' option and upon written notice to the Corporation, at any time to convert all of the outstanding shares of Series B Preferred Stock into the number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion, for the purpose of determining the amount of any cash payments provided in Section (g)(4), to the nearest cent or to the nearest .01 of a share of Common Stock, as the case may be, with one-half cent and .005 of a share, respectively, being rounded upward), obtained by dividing $100 by the Conversion
            Price (as defined below) and multiplying such resulting number by the number of shares of Series B Preferred Stock to be converted. Such conversion shall be effective at the close of business on the first business day following the Corporation's receipt of such notice. Except as provided in paragraph (2), no shares of Series B Preferred Stock may be converted unless all outstanding shares of Series B Preferred Stock are surrendered for conversion.

                        The term "Conversion Price" shall mean $24.735, as
            adjusted in accordance with the provisions of this Section (g).

                        (2) Notwithstanding the requirement of conversion in Section (g)(1), any shares of Series B Preferred Stock called for redemption may be converted at any time before the close of business on the second business day preceding the Redemption Date, without causing the conversion of any other shares. Upon any conversion pursuant to this Section (g)(2), the Corporation shall pay to the holder of Series B Preferred Stock so converted an amount in cash equal to all accrued and unpaid dividends on such shares to and including the date of conversion, whether or not declared (with such amount being pro rated with respect to the then current dividend period).

                        (3) In order to exercise the conversion privilege in the case of a conversion specified in Section (g)(2), or in order to receive certificates evidencing Common Stock issuable upon a conversion specified in Section (g)(1) or (g)(2), the holder of each share of Series B Preferred Stock to be converted, or so converted, as the case may be, shall surrender the certificate representing such share at the office of any transfer agent for the Common Stock and shall give written notice to the Corporation at such office that such holder elects to convert the same, specifying the name or names and denominations in which such holder wishes the certificate or certificates for the Common
            Stock to be issued (which notice may be in the form of a notice of election to convert which may be printed on the reverse side of the certificates for the shares of Series B Preferred Stock). Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Series B Preferred Stock is registered, each certificate evidencing shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or his duly authorized attorney, and by an amount in cash sufficient to pay any transfer or similar tax.

                        The holders of shares of Series B Preferred Stock at
            the close of business on a Quarterly Dividend Payment Date shall be entitled to receive any previously declared dividend payable on such shares on such date notwithstanding the Corporation's default in payment of the dividend due on such Quarterly Dividend Payment Date. Except as provided in Section (g)(2) and above in this Section (g)(3), and without limiting the effect of Section
            (g)(5)(b), the Corporation shall not be obligated to make any payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion, payable in respect of any period before such conversion.

                        As promptly as practicable after the surrender of the
            certificates for shares of Series B Preferred Stock as provided above, the Corporation shall issue and shall deliver at the office of any transfer agent for the Common Stock to such holder, or on his written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section (g), together with a certificate or certificates representing any shares of Series B Preferred Stock that are not to be converted but shall have constituted part of the shares of Series B Preferred Stock represented by the certificate or certificates so surrendered, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Section (g)(4).

                        Each conversion shall be deemed to have been effected
            immediately prior to the close of business on the date on which the certificates for shares of Series B Preferred Stock shall have been surrendered and such notice received by the Corporation as provided above (or such later time as may be specified in such notice), and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Corporation shall be closed on such date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date upon which such shares shall have been surrendered and such notice received by the Corporation.
            All shares of Common Stock delivered upon conversion of the shares of Series B Preferred Stock will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

                        (4) No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of shares of Series B Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a share of Series B Preferred Stock, the Corporation shall pay to the holder of such share of Series B Preferred Stock an amount in cash (computed to the nearest cent, with one-half cent being rounded upward) equal to the Conversion Price multiplied by the fraction of a share of Common Stock represented by such fractional interest. If more than one share of Series B Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate Conversion Price of the shares of Series B Preferred Stock so surrendered.

                        (5) The Conversion Price shall be adjusted (and the other actions specified herein shall be taken) from time to time as follows:

                              (a) In case the Corporation shall (x) pay a dividend or make a distribution on the Common Stock in shares of Common Stock, (y) subdivide the outstanding Common Stock into a greater number of shares or (z) combine the outstanding Common Stock into a smaller number of shares, the Conversion Price shall be adjusted so that the holder of any share of Series B Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock of the Corporation that he would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the record date, in the case of a dividend, or the effective date, in the case of subdivision or combination. An adjustment made pursuant to this subparagraph (a) shall become effective immediately after the record date in the case of a dividend, and shall become effective immediately after the effective date, in the case of a subdivision or combination.

                              (b) In case the Corporation shall distribute to holders of Common Stock generally any shares of capital stock of the Corporation (other than Common Stock) or evidences of its indebtedness or assets (excluding cash dividends or distributions paid from retained earnings or other legally permitted sources of the Corporation or dividends payable in Common Stock, but including any distribution of securities or other property pursuant to the Rights Agreement) or rights or warrants to subscribe for or purchase any of its securities including any rights issued at any time under the Rights Agreement (any of the foregoing being hereinafter in this subparagraph (b) called the "Securities"), then, in each such case, the Corporation shall make appropriate provisions to reserve an adequate amount of such Securities for distribution to the holders of the shares of Series B Preferred Stock upon the conversion of the shares of Series B Preferred Stock so that any such holder converting shares of Series B Preferred Stock will receive upon such conversion, in addition to the shares of Common Stock to which such holder is entitled, the amount and kind of such Securities that such holder would have received if such holder had, immediately prior to the record date for the distribution of the Securities or the event that required the distribution of the Securities, as the case may be, converted its shares of Series B Preferred
                  Stock into Common Stock.

                             (c) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall prepare and retain at its principal office a certificate, signed by the Chairman of the Board, any Vice Chairman, the President, any Senior Vice President or any Vice President of the Corporation, setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment; provided, however, that the failure of the Corporation to prepare and retain such officer's certificate shall not invalidate any corporate action by the Corporation.

                        (6) Whenever the Conversion Price is adjusted as provided in subparagraph (c) of Section (g)(5), the Corporation shall cause to be mailed to each holder of shares of Series B Preferred Stock at his then registered address by first-class mail, postage prepaid, a notice of such adjustment of the Conversion Price setting forth such adjusted Conversion Price and the effective date of such adjusted Conversion Price; provided, however, that the failure of the Corporation to give such notice shall not invalidate any corporate action by the Corporation.

                        (7) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock, for the purpose of effecting conversions of shares of Series B Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series B Preferred Stock not theretofore converted. For purposes of this Section (g)(7), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series B Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

                        (8) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversions of shares of Series B Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of shares of Series B Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                        (9) Notwithstanding any other provision herein to the contrary, if any of the following events occur: (i) any reclassification or change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value or from no par value to par value, or as a result of subdivision or combination of the Common Stock), (ii) any consolidation, merger or combination of the Corporation with or into another corporation or a statutory share exchange as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or
            (iii) any sale or conveyance of all or substantially all the properties and assets of the Corporation as, or substantially as,











            an entirety to any other entity as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, then appropriate provision shall be made so that the holder of each share of Series B Preferred Stock then outstanding shall have the right to convert such share into the kind and amount of shares of stock and other securities and property or assets that would have been receivable upon such reclassification, change, consolidation, merger, combination, exchange, sale or conveyance by a holder of the number of shares of Common Stock issuable upon conversion of such share of Series B Preferred Stock immediately prior to such reclassification, change, consolidation, merger, combination, exchange, sale or conveyance. If, in the case of any such consolidation, merger, combination, exchange, sale or conveyance, the stock or other securities and property receivable thereupon by a holder of shares of Common Stock includes shares of stock, securities or other property or assets (including cash) of an entity other than the successor or acquiring entity, as the case may be, in such consolidation, merger, combination, exchange, sale or conveyance, then the Corporation shall enter into an agreement with such other entity for the benefit of the holders of Series B Preferred Stock that shall contain such provisions to protect the interests of such holders as the Board of Directors of the Corporation shall reasonably consider necessary by reason of the foregoing.

                        (10) Upon any conversion of any shares of Series B Preferred Stock, the shares of Series B Preferred Stock so converted shall have the status of authorized and unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors of the Corporation.

                  (h)   Mandatory Conversion.  Except as provided in Section
            (g)(2), each share of Series B Preferred Stock shall be converted automatically into the number of shares of Common Stock determined as provided in Section (g)(1) immediately upon the conversion of shares of Series B Preferred Stock pursuant to such Section.

                  (i) Ranking. The Series B Preferred Stock shall rank on a parity with all other series of Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation.

                  (j) Series B Director. (a) So long as any share of Series B Preferred Stock remains outstanding, the Series B Preferred Stock, voting as a separate voting group, shall be entitled to elect one member of the Board of Directors of the Corporation. Such director (the "Series B Director") shall be in addition to the number of Directors of the Corporation otherwise prescribed by the Articles of Incorporation or Bylaws. Such voting right of the holders of Series B Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph
            (2) of this Section 6(j) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders,











            (or by unanimous written consent in lieu of any such meeting) provided that such voting right at any such meeting may not be exercised unless the holders of ten percent (10%) in number of shares of Series B Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock at any such meeting shall not affect the exercise by the holders of Series B Preferred Stock of such voting right.

                        (b) Unless the holders of Series B Preferred Stock shall have previously exercised their right to elect the Series B Director, the Board of Directors may order, or any holder or holders owning in the aggregate not less than ten percent (10%) of the total number of shares of Series B Preferred Stock outstanding, may request, the calling of a special meeting of the holders of Series B Preferred Stock for the purpose of electing the Series B Director, which meeting shall thereupon be called by the Chairman, President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Section 6(j) shall be given to each holder of record of Series B Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 10 days and not later than 60 days after such order or request. In the event such meeting is not called within 60 days after such order or request, such meeting may be called on similar notice by any holder or holders owning in the aggregate not less than ten percent (10%) of the total number of shares of Series B Preferred Stock outstanding. Notwithstanding the provisions of this 6(j), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the holders.

                  Immediately upon the retirement (whether upon redemption,
            conversion or otherwise), of all outstanding shares of the Series B Preferred Stock, (x) the right of the holders of Preferred Stock, as a separate voting group, to elect a Director shall cease, (y) the term of the Series B Director shall terminate, and
            (z) the number of Directors shall be such number as may then be provided for in, or pursuant to, the Articles of Incorporation or Bylaws.

                  (k) Amendment. The Articles of Incorporation shall not be further amended in any manner that would (i) amend this Section 6 or (ii) adversely affect the preferences, rights or powers of Series B Preferred Stock without the affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock, if any, voting separately as one voting group.

                                                                Exhibit E


                               Opinion of Hunton & Williams













      (a) Each of OMI and Holding has been duly incorporated and is validly existing and in good standing under the laws of the Commonwealth of Virginia, with the corporate power and authority to own and to enter into the transactions contemplated by the Agreement of Exchange, and in the case of OMI Holding, the Agreement of Exchange and the Related Agreements to which it is a party.

      (b) Each of OMI and OMI Holding, to our knowledge, is qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification wherein it owns or leases material properties except in such jurisdictions where the failure to be so qualified and in good standing would not individually or in the aggregate have a material adverse effect on the business, operations or financial condition of OMI and OMI Holding taken as a whole.

      (c) The Agreement of Exchange has been duly authorized by all necessary corporate action and has been duly executed and delivered by OMI. The Agreement of Exchange constitutes the valid and binding obligation of OMI, enforceable against OMI in accordance with its terms, except as may be limited or otherwise affected by bankruptcy, insolvency, reorganization, fraudulent conveyance and other laws affecting the rights of creditors generally and principles of equity, whether considered at law or in equity.

      (d) The Agreement of Exchange and the Registration Rights Agreement have been duly authorized by all necessary corporate action and has been duly executed and delivered by OMI Holding. Each of such agreements constitutes the valid and binding obligation of OMI Holding, enforceable against OMI Holding in accordance with its terms, except as may be limited or otherwise affected by bankruptcy, insolvency, reorganization, fraudulent conveyance and other laws affecting the rights of creditors generally and principles of equity, whether considered at law or in equity.

      (e) Other than the filing of articles of exchange with the State Corporation Commission of Virginia, no further filing with or consent, approval, authorization or order of any court or governmental agency or body or official is required to be obtained on or prior to the date hereof in connection with the execution, delivery and performance of the Agreement of Exchange by OMI and OMI Holding, except that no opinion is expressed herein with respect to compliance with state securities laws.

      (f) The OMI Holding Preferred Stock to be issued pursuant to the OMI Exchange has been duly authorized and when issued in accordance with the terms of the OMI Plan of Exchange will be validly issued, fully paid and nonassessable.

                                                               Exhibit F


                             Opinion of Cohen & Grigsby, P.C.














      (g) SMI has been duly incorporated and is validly subsisting and in good standing under the laws of the Commonwealth of Pennsylvania, with the corporate power and authority to own its properties and conduct its business and to enter into the transactions contemplated by the Agreement of Exchange.

      (h) To our knowledge, SMI is qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification wherein it owns or leases material properties except in such jurisdictions where the failure to be so qualified and in good standing would not individually or in the aggregate have a material adverse effect on the business, operations or financial condition of SMI.

      (i) The Agreement of Exchange has been duly authorized by all necessary corporate action and has been duly executed and delivered by SMI. Such agreement constitutes the valid and binding obligation of SMI, enforceable against SMI in accordance with its terms, except as may be limited or otherwise affected by bankruptcy, insolvency, reorganization, fraudulent conveyance and other laws affecting the rights of creditors generally and principles of equity, whether considered at law or in equity.

      (j) Other than the filing of Articles of Exchange with the Secretary of State of the Commonwealth of Pennsylvania, no further filing with or consent, approval, authorization or order of any court or governmental agency or body or official is required to be obtained on or prior to the date hereof in connection with the execution, delivery and performance of the Agreement of Exchange by SMI (except that no opinion is expressed herein with respect to compliance with federal or state securities laws).

      (k) The authorized capital stock of SMI consists of 10,000,000 shares of SMI Common Stock of which 2,000,000 shares are issued and outstanding. Such shares of SMI Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

                                                                 Exhibit G


                            Opinion of Counsel to Shareholders



      (1) The Agreement of Exchange has been duly authorized by all necessary action and has been duly executed and delivered by each of the Shareholders. Such agreement constitutes the valid and binding obligation of each of the Shareholders, enforceable against each of the Shareholders in accordance with its terms, except as may be limited or otherwise affected by bankruptcy, insolvency, reorganization, fraudulent conveyance and other laws affecting the rights of creditors generally and principles of equity, whether considered at law or in equity.












      (2) Other than the filing of Articles of Exchange with the Secretary of State of the Commonwealth of Pennsylvania, no further filing with or consent, approval, authorization or order of any court or governmental agency or body or official is required to be obtained on or prior to the date hereof in connection with the execution, delivery and performance of the Agreement of Exchange by each of the Shareholders (except that no opinion is expressed herein with respect to compliance with federal or state securities laws).

     The Disclosure Schedules set forth on page viii of this Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby undertakes to file supplementally with the Commission upon request a copy of the omitted schedules.